     As filed with the Securities and Exchange Commission on October 6, 1995
                                                            Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC  20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           OCEANIC EXPLORATION COMPANY
              (Exact name of small business issuer in its charter)

     Delaware                                     1330                     84-0591071
(State or other jurisdiction of         Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)          Classification Code Number         Identification No.)


                       5000 South Quebec Street, Suite 450
                             Denver, Colorado  80237
                                 (303) 220-8330
   (Address and telephone number, of registrant's principal executive offices)

                           CHARLES N. HAAS, PRESIDENT
                           OCEANIC EXPLORATION COMPANY
                       5000 South Quebec Street, Suite 450
                             Denver, Colorado  80237
                                 (303) 220-8330
            (Name, address and telephone number of agent for service)

                          Copies of communications to:
                             RICHARD T. BEARD, ESQ.
                             WILLIAM D. MARSH, ESQ.
                        Ballard Spahr Andrews & Ingersoll
                        201 South Main Street, Suite 1200
                            Salt Lake City, UT  84111

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Thirty days after the effective date of this Registration Statement.

                         CALCULATION OF REGISTRATION FEE

                                          Proposed             Proposed
                                          maximum              maximum
Title of securities      Amount to      offering price        aggregate            Amount of
 to be registered      be registered      per share         offering price(1)   registration fee
 ----------------      -------------      ---------         -----------------   ----------------
 Common Stock          6,001,000 Shares      $.10               $600,100            $206.93
-------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURTIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED OCTOBER 6, 1995

                                6,001,000 Shares

                           OCEANIC EXPLORATION COMPANY

                                  Common Stock
                               ($.0625 par value)

     As more fully set forth herein, Oceanic Exploration Company (the "Company") is offering to the holders of its Common Stock, $.0625 par value (the "Common Stock") the right to subscribe for additional shares of Common Stock (the "Rights Offering") on the basis of 1.5325 shares of Common Stock for each share of Common Stock held of record at the close of business on October __, 1995 [insert effective date of Registration Statement] (the "Rights").

     THE RIGHTS WILL EXPIRE AT 5:00 P.M., DENVER, COLORADO TIME ON OCTOBER __, 1995 [INSERT DATE 30 DAYS AFTER EFFECTIVE DATE OF REGISTRATION STATEMENT]. FAILURE TO EXERCISE RIGHTS COULD RESULT IN SUBSTANTIAL DILUTION TO NON-EXERCISING STOCKHOLDERS. SEE "RISK FACTORS--DILUTION OF NON-EXERCISING STOCKHOLDERS."

     The Common Stock is listed on The Pacific Stock Exchange under the symbol OXC. The Company has been notified that it is subject to delisting procedures. See "RISK FACTORS--POTENTIAL DELISTING FROM THE PACIFIC STOCK EXCHANGE" and "DESCRIPTION OF CAPITAL STOCK." The reported closing price of the Common
Stock on October 3, 1995 was $.25.  See "MARKET FOR COMMON EQUITY."
                             _______________________

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE RISKS SET FORTH IN "RISK FACTORS."
                             _______________________

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ______________________

                                        Underwriting
                         Price to       Discounts and       Proceeds to
                          Public         Commissions        Company (1)
                          ------         -----------        -----------
Per Share. . . . . . . .   $.10              N/A                $.10

Total. . . . . . . . . . $600,100            N/A              $600,100

(1) Before deducting estimated expenses of the offering of $55,000 payable by the Company.
                              ____________________


                 The date of this Prospectus is October 6, 1995

                               PROSPECTUS SUMMARY

     THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS.

THE COMPANY

     The Company was incorporated in 1969 and has been engaged in the business of acquiring oil and gas concessions covering large blocks of acreage and in conducting exploration activities thereon, including seismic and other geophysical evaluation and exploratory drilling where appropriate. The Company conducts its operations directly or through wholly-owned subsidiaries. The term "concession" is used herein to mean exploration, development and production rights with respect to a specific area, which rights may be created by agreement with a government, governmental agency or corporation. When a discovery of oil or gas occurs, the Company has pursued the development of reserves and the production of oil or gas to the extent considered economically feasible and has financed development by farming out or selling a portion of its interest in the discovery. The Company's property interests are located in the North Aegean Sea, offshore Greece ("Prinos") and in the East China Sea. The Company has identified a prospect in Bolivia, has prepared a preliminary plan for exploration and is attempting to find participants to finance the exploration costs. Since 1994 the Company has not been able to participate in active operations and exploration and development, other than limited activities in Bolivia to the extent funding is available, and has concentrated its efforts on the litigation regarding the Prinos Interest. SEE "BUSINESS OF THE COMPANY."

     The Company's only significant source of revenue, its 15% net profit interest in certain oil and gas producing areas offshore Greece ("Prinos Interest"), is currently the subject of litigation. The prospects for the Company continuing as a going concern are dependent on obtaining a favorable judgment or settlement in the litigation and collecting or enforcing the judgment or settlement. Since litigation was commenced, payments under the Prinos Interest have been suspended. The Company has funded its operations through draws against the line of credit established with NWO Resources, Inc. ("NWO"), the parent of the Company's principal stockholder. Prior to the end of fiscal year 1995, the Company's credit line was exhausted. Currently the Company has no resources to make monthly interest payments on the advances under the line of credit.

     On September 19, 1995, the Company entered into a Modification Agreement with NWO (the "Modification Agreement"). SEE "BUSINESS OF THE COMPANY--NWO LINE OF CREDIT." The Modification Agreement provides for limited funding of litigation expenses and temporary relief from any collection actions by NWO.
The Modification Agreement does not provide any further funding for operating expenses of the Company other than limited funding of the litigation with respect to the Prinos Interest.

     Future operations of the Company, reimbursements of advances for legal fees in connection with the litigation of its Prinos Interest and financing the working capital deficit as necessary will be funded by this Rights Offering.
The Company estimates that the funding provided from the Rights Offering will be sufficient to fund the litigation through June 30, 1996 (including repayment of advances from NWO for litigation expenses), the date by which time the Company anticipates a judgment will be rendered in the litigation, and to fund limited operations through December 1996. The working capital deficit may also be funded as necessary and as funds are available. There is no assurance that the proceeds of the Rights Offering will be sufficient to fund the Company's operations until the Company is able to resolve the litigation and collect a judgment or settlement. SEE "USE OF PROCEEDS" AND "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS".

     The Company's business activities involve only one industry segment, oil and gas exploration and development.

     The Company employs six people, four of whom are full-time employees. The full-time employees also provide services to two related entities pursuant to management agreements entered into by the Company and those entities. SEE "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

     The Company's principal executive offices are located at 5000 South Quebec Street, Suite 450, Denver, Colorado 80237, and its telephone number is (303) 220-8330.

THE RIGHTS OFFERING

Common Stock Offered                    6,001,000 shares

Terms 1.5325 shares of Additional Common Stock for each share of Common Stock owned on the Record Date, rounded up to the nearest whole share.

Subscription Price                      $.10 per share

Expiration Date of Rights               ________ __, 1995 [insert date 30 days
                                        after effective date of Registration
                                        Statement], 5:00 p.m., Denver Colorado
                                        time

Use of Proceeds                         The Company intends to use the net
                                        proceeds of the Rights Offering for
                                        working capital, to repay advances to
                                        fund litigation expenses, and to fund
                                        the working capital deficit as
                                        necessary.

SUMMARY FINANCIAL INFORMATION

     The following table sets forth summary financial data of the Company. The summary financial data in the table is derived from the financial statements of the Company. The data should be read in conjunction with the financial statements, related notes and other financial information included therein.



                              Year Ended March 31,          Three Months Ended June 30,
                              ---------------------------   ---------------------------
                                 1995               1994           1995         1994
                                 ----               ----           ----         ----

STATEMENT OF EARNINGS DATA:

Revenue. . . . . . . . . . . .  $  321,495          835,329      120,164        253,427

Costs and Expenses . . . . . .  $1,195,369        1,153,304      272,076        298,704

Loss before Income Taxes . . .  $ (873,874)        (317,975)    (151,912)       (45,277)

Net Loss . . . . . . . . . . .  $ (796,602)        (448,746)    (119,852)       (84,810)

Net Loss per Share
  of Common Stock. . . . . . .  $     (.20)            (.11)        (.03)          (.02)



                                   March 31, 1995                              June 30, 1995
                                   --------------                ---------------------------------------

                                      Actual                        Actual                As Adjusted(1)
                                      ------                        ------                --------------

BALANCE SHEET DATA:

Net working capital (deficit). . .      $(2,554,850)             (2,637,549)              (2,092,449)

Total assets . . . . . . . . . . .      $ 1,557,322               1,496,801                2,041,901

Stockholders' deficit. . . . . . .      $(2,007,281)             (2,127,133)              (1,582,033)

(1) As adjusted to give effect to the sale of 6,001,000 shares of Common Stock offered hereby at an assumed offering price of $.10 per share and the application of the estimated net proceeds therefrom. SEE "USE OF PROCEEDS" AND "CAPITALIZATION."

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). This Prospectus, which constitutes a part of a registration statement on Form SB-2 (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company. Statements contained herein concerning the provisions of such documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. The Registration Statement, including exhibits and schedules filed therewith, and the reports, proxy statements and other information filed by the Company with the Commission may be inspected without charge at the public reference facilities maintained by the Commission at its principal office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at regional offices of the Commission located at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in Chicago, Illinois and New York, New York, at prescribed rates. The Company's Common Stock is listed on The Pacific Stock Exchange, and copies of the reports, proxy statements and other information filed by the Company can be inspected at such exchange.


                                  RISK FACTORS

     Prospective purchasers of shares of Common Stock should carefully read the entire Prospectus. Purchasers should consider, among other things, the following factors which make an investment in the Company extremely high risk:

     OFFERING PRICE. The price at which the Common Stock is being sold to the stockholders is not based on an independent valuation of the Company or its assets or other recognized criteria of investment value. The Subscription Price for the Common Stock was negotiated with NWO, the parent company of International Hydrocarbons, the Company's principal stockholder. The Subscription Price is based on the highest price at which International Hydrocarbons would agree to purchase all Common Stock not subscribed for by other stockholders. It does not indicate that the Common Stock has a value of or could be resold at the Subscription Price. SEE "DETERMINATION OF OFFERING PRICE."

     GOING CONCERN DEPENDENT ON LITIGATION. The Company's only significant source of revenue, its Prinos Interest, is currently the subject of litigation. The prospects for the Company continuing as a going concern are dependent on obtaining a favorable judgment or settlement in the litigation and collecting or enforcing the judgment or settlement. While the Company believes there is a reasonable possibility of prevailing in the litigation, the ultimate outcome of the lawsuit cannot be determined at this time. Furthermore, there are no assurances that the Company will be able to collect on a successful judgment or settlement of the pending litigation. If the Company is not able to obtain a favorable judgment or settlement and collect on the judgment or settlement, the Company may be forced to liquidate its assets, and in such case, little if any assets will be available for distribution to shareholders. SEE "BUSINESS OF THE COMPANY" AND "LEGAL PROCEEDINGS."

     LIQUIDITY AND CAPITAL REQUIREMENTS. The Company has been dependent upon the Prinos Interest as its primary source of income. Since the initiation of the litigation involving the

Prinos Interest, the Company has not received any revenue applicable to it. The Company has depended on draws on a line of credit facility provided by NWO to fund its operations. NWO is the parent corporation of the Company's principal stockholder, International Hydrocarbons. The line of credit with NWO has been exhausted, and the Company has no funds to repay NWO the advances under the line of credit. The Company has entered into a Modification Agreement with NWO, which provides for forbearance in collection of interest and principal under the NWO line of credit and limited financial assistance to the Company for payment of litigation costs with respect to the Prinos Interest. The Company will require additional funds to pay its litigation costs and continue limited operations. The proceeds of the Rights Offering are intended for working capital, to fund the litigation and to fund the working capital deficit as necessary. However, additional funds may also be required in excess of the proceeds of the Rights Offering depending on the cost of litigation, appeals, if any, and the time it may take to collect on a judgment or settlement. Because of the Company's financial condition, there is no assurance that the Company will have adequate funding to complete the litigation or continue operations if the litigation is protracted. Obtaining the additional financing may be difficult and there can be no assurances that the Company will be successful in doing so. The Company has no alternative plans to obtain or commitments to provide additional financing if such financing is necessary.

     SHORT TERM LIABILITIES. The Company has two significant liabilities that will likely require payment within the next 18 months. First, the Company will be obligated to repay advances made by NWO for the Company's legal fees. This reimbursement is anticipated to be made with the proceeds of this Rights Offering but is due by January 31, 1996. Second, the repayment of the NWO line of credit of $2,000,000 plus accrued interest is due on December 31, 1996. Only if the Company is successful in the litigation and is able to collect funds from Denison Mines Limited ("Denison") or is able to secure funds from other sources will the Company be able to repay the $2,000,000 borrowed under the NWO line of credit. It is highly unlikely that the Company will be able to secure funds from third parties. The financial statements do not include any adjustments that might result from the uncertainties associated with the outcome of the lawsuit or the ability to raise additional financing. SEE "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

     POTENTIAL DELISTING FROM THE PACIFIC STOCK EXCHANGE. The Company has failed to maintain the minimum standards required by the Pacific Stock Exchange to maintain its listing as a Tier II Security on that exchange. On August 25, 1995, the Company was notified that it is subject to the initiation of delisting procedures. Its listing status was reviewed by the Exchange at a meeting of the Equity Listing Committee (the "Committee") held on October 3, 1995. The Company was informed that the Committee had decided to delist its Common Stock. The Company has the right to appeal the decision of the Committee and the Company intends to pursue such an appeal. The Company's Common Stock is suspended from trading as of October 4, 1995 and will remain suspended until the appeals process is completed. The potential delisting of the Company from the Pacific Stock Exchange, if it occurs, may have an adverse effect on the market value of the common stock. See "DESCRIPTION OF CAPITAL STOCK."

     DILUTION OF NON-EXERCISING STOCKHOLDERS. The Company has received a commitment by International Hydrocarbons, the Company's principal stockholder, to purchase all shares of Common Stock not subscribed for by other stockholders pursuant to the Rights Offering.

Consequently, the Company believes that it will sell all Common Stock offered in this Rights Offering. As a result, the effective percentage ownership of any non-exercising stockholder will be reduced by approximately sixty percent. For example, a stockholder that currently owns one percent of the Company and does not exercise its Rights will own approximately four-tenths of one percent after completion of the Rights Offering. If further equity financing is required, additional dilution may take place. If all stockholders exercise their Basic Subscription Rights, the effective percentage ownership of each stockholder will remain unchanged. In addition, the Subscription Price of $.10 is substantially less than the price at which the Common Stock has traded during the last twelve months. The effect of the Rights Offering will likely be to decrease the current market value of the Common Stock.

     The Company is currently in a deficit position and will continue to be in a deficit position after the Rights Offering. Proceeds contributed as a result of the Rights Offering will not have a book value after the Rights Offering.


     COMPETITION. The oil and gas industry is competitive, and the Company must compete with many long-established companies having far greater resources and operating experience. Furthermore, the demand for financing of oil and gas and mineral exploration and development programs substantially exceeds the available supply, and the Company competes with other exploration and development companies of far greater means for the available funds. Because of the Company's financial condition, the Company is not currently able to participate in exploration and development activities. Even if funds are raised from the offering, the scope of the Company's exploration activities will be constrained by the shortage of funds.

     OIL AND GAS PRODUCTION. Oil and gas exploration activities, especially in foreign areas, are subject to a wide variety of risks which affect not only the concessions themselves but also their salability (whether of partial interests or otherwise) to third parties. The industry is also subject to fluctuations in the price of and the demand for oil and gas. In addition, there is no guarantee that the Prinos Interest, the Company's principal source of revenue, will continue to produce revenue in the future as it has in the past. While the Prinos Interest includes new wells either drilled or being drilled on or near the Prinos producing field, there is no assurance that these wells will produce significant quantities of oil and gas. SEE "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

     FOREIGN OPERATIONS. The Company's oil and gas concessions are generally located in territories controlled by foreign governments. As a result the concessions may be subject to the following risks:

          (i) Potential expropriation or nationalization of concessions or facilities by foreign governments;

          (ii) Jurisdictional disputes between foreign governments concerning areas in which the Company's concessions are located;

          (iii) Civil unrest or significant political changes in foreign countries in which the Company holds concessions;

          (iv) Taxation by foreign governments of the Company's income derived within their jurisdiction combined with uncertainties over the availability in the United States of foreign tax credits for taxes actually paid to foreign governments; and

          (v)  Fluctuations in the price of and the demand for oil and gas.

     Certain of the Company's properties are subject to current disputes between foreign governments which have essentially, in addition to the Company's lack of funds, precluded development of those properties. There is no assurance that such disputes will be resolved in a timely manner. SEE "BUSINESS OF THE COMPANY."

     LACK OF DIVIDENDS. The Company has never paid a dividend on its Common Stock and does not intend to do so in the foreseeable future. Any future payment of dividends by the Company is subject to the discretion of the Board of Directors.

     CONTROL BY PRINCIPAL SHAREHOLDER. The principal shareholder of the Company is International Hydrocarbons. International Hydrocarbons currently owns 43.8% of the Common Stock. If all stockholders exercise their Basic Subscription Rights, the effective percentage ownership of each stockholder will remain unchanged. If Basic Subscription Rights are not exercised by any other stockholder, International Hydrocarbons will control approximately 77.8% of the issued Common Stock. Accordingly, International Hydrocarbons will potentially increase its ability to exert significant influence over the policies and affairs of the Company.


                                 RIGHTS OFFERING

     The Company is offering to holders of its outstanding Common Stock of record at the close of business on _______ __, 1995 [insert effective date of Registration Statement] (the "Record Date"), the right to subscribe for and purchase 1.5325 shares of Common Stock ("Additional Common Stock") for each share of Common Stock held of record on the Record Date. The Rights may be exercised by executing the Subscription Agreement and by paying $.10 per share ("Subscription Price") as described below.

SUBSCRIPTION EXPIRATION DATE

     This Rights will expire at 5:00 P.M., Denver, Colorado Time on _______ __, 1995 [insert date 30 days after effective date of Registration Statement] (the "Expiration Date"). AS DESCRIBED BELOW, RIGHTS MUST BE EXERCISED, IF AT ALL, BEFORE THE EXPIRATION DATE AFTER WHICH TIME THE RIGHTS WILL BE VOID AND VALUELESS.

BASIC SUBSCRIPTION RIGHTS

     The Rights entitle the holders to subscribe at the Subscription Price of $.10 per share for shares of Additional Common Stock on the basis of 1.5325 shares of Additional Common Stock for each share of Common Stock held on the Record Date (the "Basic Subscription Rights"). The number of shares for which a stockholder may subscribe will be rounded up to the nearest whole share. No fractional shares will be issued. Exercise of the Basic Subscription Rights will also entitle the holders to the Over-Subscription Privilege described below. SEE "OVER-SUBSCRIPTION PRIVILEGE."

METHOD OF EXERCISING RIGHTS

     To exercise the Rights, the holder should fill in Section 1 on the Subscription Agreement and sign and transmit it along with the required payment, in the envelope provided, to Oceanic Exploration Company at 5000 South Quebec Street, Suite 450, Denver, Colorado 80237. The Subscription Agreement must arrive on or before the Expiration Date.

PAYMENT

     Rights exercised under the Basic Subscription Rights and the Over-Subscription Privilege must be accompanied by payment of the full Subscription Price in U.S. Dollars for all shares. Such payment may be made by mail. Payment may be made by certified check or bank draft drawn upon a United States bank, or postal, telegraphic or express money order, payable to the order of "Oceanic Exploration Company". Sufficient mailing time should be allowed for the Subscription Agreement and payment to be RECEIVED by the Company before the Expiration Date of the subscription period at 5:00 P.M., Denver, Colorado Time, _______ __, 1995 [insert date 30 days after the effective date of Registration Statement], after which time the Rights will be void and valueless. Payment may also be made by hand delivery to the Company, in cash or by certified check or bank draft drawn upon a United States bank, or postal, telegraphic or express money order, payable to the order of "Oceanic Exploration Company".

     The Company reserves the right to reject any Subscription Agreement and payment not properly submitted. The Company has no duty to give notification of defects in any Subscription Agreement and/or payment and will have no liability for failure to give such notification. The Company will return any Subscription Agreement and/or payment not properly submitted.

PURCHASE AND SALE OF RIGHTS

     Rights may not be transferred, divided, combined, purchased or sold.

DELIVERY OF CERTIFICATES

     Certificates for shares of Additional Common Stock issuable on exercise of Rights will be mailed as soon as practicable after the Expiration Date.

OVER-SUBSCRIPTION PRIVILEGE

     If some stockholders do not exercise all of their Basic Subscription Rights, the remaining Additional Common Stock will be offered to those holders of Basic Subscription Rights who wish to acquire more than the number of shares to which their Basic Subscription Rights entitle them (the "Over-Subscription Privilege"). Each holder of Basic Subscription Rights who fully exercises Basic Subscription Rights will be entitled to participate in such Over-Subscription Privilege and will be asked to indicate on the Subscription Agreement how many additional shares that stockholder would be willing to acquire pursuant to the Over-Subscription Privilege. If there remain sufficient shares of Additional Common Stock after the exercise of Basic Subscription Rights, all over-subscriptions will be honored in full. If there are not sufficient shares of Additional Common Stock to honor all over-subscriptions, the available Additional Common Stock will be allocated among those who over-subscribe based solely on the number of shares subscribed for by each over-subscribing holder pursuant to the Basic Subscription Rights. For example, if after the exercise of the Basic Subscription Rights (1) there remain 150,000 shares of Additional Common Stock that were not subscribed for pursuant to Basic Subscription Rights,
(2) two stockholders each indicated that they wished to acquire shares of Additional Common Stock pursuant to the Over-Subscription Privilege, (3) the first stockholder oversubscribed for 150,000 shares and the second stockholder oversubscribed for 200,000 shares and each tendered payment for that number of shares and (4) the first stockholder acquired 100,000 shares pursuant to its full Basic Subscription Rights and the second stockholder acquired 200,000 shares pursuant to its full Basic Subscription Rights; then the first stockholder would be entitled to one-third or 50,000 shares of the Additional Common Stock and the second stockholder would be entitled to two-thirds or 100,000 shares of the Additional Common Stock.

     The percentage of remaining shares of Additional Common Stock each over-subscribing holder may acquire may be rounded up or down to result in delivery of whole shares. The allocation process may involve a series of allocations in order to assure that the shares available for over-subscription are distributed proportionately among all over-subscribing holders. Accordingly, the degree to which each stockholder's request for shares of Additional Common Stock pursuant to the Over-Subscription Privilege will be honored will depend on the number of shares of Additional Common Stock requested, the number of shares acquired by the exercise of Basic Subscription Rights and the total number of shares of Additional Common Stock available for over-subscription. After the expiration of the Basic Subscription Rights, the Company will send notice of the number of shares of Additional Common Stock acquired pursuant to the Over-Subscription Privilege to each stockholder that over-subscribed and promptly remit to such stockholder any payment tendered to the Company for shares not acquired under the Over-Subscription Privilege. The Company has received a commitment from International Hydrocarbons, its principal stockholder, to purchase all shares of Additional

Common Stock not subscribed for pursuant to the Basic Subscription Rights or the Over-Subscription Privilege.

FEDERAL INCOME TAX INFORMATION

     The federal income tax consequences to stockholders of the issuance and disposition of Rights to purchase Additional Common Stock generally will be as follows:

     RECEIPT OF RIGHTS. The receipt of Rights will not result in taxable income to stockholders.

     TAX BASIS OF RIGHTS AND COMMON STOCK FOR DETERMINING GAIN OR LOSS ON SUBSEQUENT SALES. For purposes of determining gain or loss on subsequent sales of Common Stock, the tax basis of Rights in the hands of each stockholder to whom such Rights are issued will be zero and the tax basis in the Common Stock with respect to which Rights are issued will remain unchanged. Notwithstanding this general rule, each stockholder may elect, with respect to all Rights issued to it, to allocate the tax basis of all shares of Common Stock that it holds on the Record Date between such shares and the Rights issued to it in proportion to their fair market values on the date the Rights are issued. To be valid, this election must be made by the stockholder in a statement attached to its timely-filed 1995 Federal income tax return, and once made, is irrevocable. However, if on the date the Rights are issued the fair market value of the Rights is 15% or more of the fair market value of the Common Stock, each stockholder will be required to allocate the tax basis of its shares of Common Stock in the manner described above in determining gain or loss on any subsequent sales of Common Stock.

     EXERCISE OF RIGHTS. The exercise of Rights will not result in taxable income or loss. The tax basis of the Additional Common Stock acquired upon the exercise of Rights will be the Subscription Price of such Additional Common Stock, increased by the tax basis (if any) of the Rights exercised to acquire such Common Stock.

     EXPIRATION OF RIGHTS. A stockholder who allows Rights issued to him to expire without exercise is not required and may not elect to allocate any tax basis to such Rights, and will therefore not recognize a loss on account of the expiration.

     HOLDING PERIOD. The holding period of the Rights received on distribution from the Company is measured from the acquisition date of the Common Stock which gave rise to the Rights. The holding period of Additional Common Stock acquired by exercise of Rights commences with the date on which such Rights are exercised.

STATE TAX INFORMATION

     Participants should consult with their own income tax advisors to determine the applicable state income tax consequences of the issuance and exercise of Rights to purchase the Additional Common Stock.

     THE FOREGOING IS A GENERAL SUMMARY OF FEDERAL INCOME TAX TREATMENT UNDER PRESENT LAW. THESE RULES ARE COMPLEX AND SUBJECT TO CHANGE. EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR FOR MORE DETAILED INFORMATION AS TO THE TAX CONSEQUENCES APPLICABLE TO HIS OR HER OWN SITUATION.

RESALE OF ADDITIONAL COMMON STOCK

     Subject to applicable state securities laws, stockholders who are not "affiliates" of the Company may generally resell, without restriction, the Additional Common Stock acquired pursuant to the Basic Subscription Rights or the Over-Subscription Privilege. Stockholders who are deemed to be "affiliates" of the Company may resell the Additional Common Stock acquired pursuant to the Basic Subscription Rights or the Over-Subscription Privilege only pursuant to Rule 144 under the Securities Act or in a transaction otherwise exempt from registration under the Securities Act and subject to applicable state securities laws.


                                 USE OF PROCEEDS

     The following table illustrates the Company's current expectations as to the use of the proceeds from the Rights Offering described herein. The Company has no firm understanding or agreement concerning items listed and no binding budget has been established, except for reimbursement obligations to NWO (SEE "BUSINESS OF THE COMPANY--NWO LINE OF CREDIT"). The amounts stated herein are estimates only and the actual expenditures may vary from the estimate.

     Gross Proceeds:                                                           $600,100
     Cost of Offering (1)                                                       (55,000)
                                                                               ---------

          Net Proceeds                                                         $545,100
                                                                               --------
                                                                               --------

     Reimbursement to NWO of current advances including estimated
       accrued interest (2)                                                     103,000
     Fund future operations and working capital deficit as necessary (3)        442,100
                                                                                -------

          Net Proceeds                                                         $545,100
                                                                               --------
                                                                               --------

(1) The costs of offering includes professional fees incurred in the preparation of this Prospectus and printing, copying and miscellaneous expenses.

(2) Pursuant to the Modification Agreement between the Company and NWO, the Company has agreed to reimburse NWO from the proceeds of the Rights Offering for advances made by NWO to pay the Company's ongoing legal fees in connection with the litigation against Denison together with interest at 10% per annum. NWO has agreed to advance the Company up to $100,000 to pay ongoing legal fees as reflected in statements received by the Company subsequent to August 1, 1995. SEE "BUSINESS OF THE COMPANY- -NWO LINE OF CREDIT." Based on the estimated timetable of the litigation with Denison (SEE "LEGAL PROCEEDINGS"), the Company believes it will have sufficient funds to finance the remaining litigation through June 30, 1996, the date prior to which the Company anticipates a judgment to be rendered in the litigation. There is no provision for costs of appeals from the judgment, if any, or collection expenses.

(3) This amount should be sufficient to fund limited operations through December 1996 and to fund the working capital deficit as necessary.

     The Company reserves the right to allocate the resources of the Company in a different manner if necessary or appropriate.


                         DETERMINATION OF OFFERING PRICE

     The Rights Offering is being conducted by the Company in connection with the Modification Agreement with NWO and is being offered based on the commitment of International Hydrocarbons to purchase all Additional Common Stock not purchased by other stockholders. After NWO rejected the Company's proposal to extend or increase the line of credit, the terms of the Rights Offering and the Modification Agreement were negotiated with NWO by the two independent members of the Company's Board of Directors (the "Independent Directors"). The Subscription Price is based on the highest price at which International Hydrocarbons would agree to purchase all Common Stock not subscribed for by other stockholders. The terms of the Rights Offering and the Modification Agreement negotiated with NWO were unanimously recommended by the Independent Directors and approved by a majority of the Company's Board of Directors on August 8, 1995. SEE "BUSINESS OF THE COMPANY--NWO LINE OF CREDIT".

     The principal factors in the negotiations with NWO were the nonavailability of revenue from other sources and the opportunity for stockholders to participate in the financing through the Rights Offering. The Company has not sought an independent third party opinion with respect to the value of the Company or the appropriateness of the Subscription Price. The Subscription Price has no relation to the market value of the Common Stock of the Company, the value of the Company's assets or the Company's prospects as a going concern.


                             BUSINESS OF THE COMPANY

     The Company was incorporated in 1969 and is engaged in the business of acquiring oil and gas concessions covering large blocks of acreage and in conducting exploration activities thereon, including seismic and other geophysical evaluation and exploratory drilling where appropriate. The Company conducts its operations directly or through wholly-owned subsidiaries. The term "concession" is used herein to mean exploration, development and production rights with respect to a specific area, which rights may be created by agreement with a government, governmental agency or corporation. When a discovery of oil or gas occurs, the Company will pursue the development of reserves and the production of oil or gas to the extent considered economically feasible and may finance development by farming out or selling a portion of its interest in the discovery. The Company's property interests are located in the North Aegean Sea, offshore Greece, and in the East China Sea. The Company has identified a prospect in Bolivia, has prepared a preliminary plan for exploration and is attempting to find participants to finance exploration costs. Since 1994 the Company has not been able to participate in exploration and development, other than limited activities in Bolivia to the extent that funding is available, and has concentrated its efforts on the litigation regarding the Prinos Interest.

     The Company's business activities involve only one industry segment, oil and gas exploration and development.

     The Company employs six people, four of whom are full-time employees. The full-time employees also provide services to two related entities pursuant to management agreements entered into by the Company and those entities. SEE "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

     The Company's principal executive offices are located at 5000 South Quebec Street, Suite 450, Denver, Colorado 80237, and its telephone number is (303) 220-8330.

MODE OF OPERATION

     The Company has generally undertaken exploration of concessions through various forms of joint arrangements with unrelated companies, whereby the parties agree to share the costs of exploration, as well as the costs of and any revenue from a discovery. Such arrangements do not always equate the proportion of expenditures undertaken by a party with the share of revenues to be received by such party.

     The Company has usually obtained concessions directly from a government or governmental agency and has then entered into arrangements with other participants whereby the Company has received cash payments and has had its share of exploration expenditures paid (either before or after being expended) in whole or in part by other participants.

     Since the Company's establishment, sales of partial interest in its concessions have been part of its normal course of business and have provided funds for the acquisition of further concessions and for exploration of existing concessions. Some of the competition and risk factors relating to this method of doing business are referred to above in "RISK FACTORS."

     In order to maintain its concessions in good standing, the Company is usually required to expend substantial sums for exploration and, in many instances, for surface rentals or other cash payments. Additionally, the development of any discoveries made upon concessions in which the Company holds an interest generally involve the expenditure of substantial sums of money. The Company has, in the past, satisfied required expenditures on its concessions. The Company cannot be certain that its revenues in the future will be sufficient to satisfy expenditures required to be made on its concessions.

PROPERTIES

     The Company holds various interests in concessions or leases for oil and gas exploration which are listed below. Oil and gas property interests as reflected in the accompanying financial statements include costs attributable only to the Prinos Interest. Costs on all other foreign concessions described below have been charged to expense in prior years.

     GREECE. The Company has the right to receive the Prinos Interest payable by Denison from the proceeds of production of oil and gas from certain concession areas totaling approximately 430,000 acres in the North Aegean Sea, offshore Greece. "Development areas" for the Prinos Oil Field covering 23,390 gross acres and for the Kavala Gas Field covering 11,787 gross acres have been defined by the Greek government and given "development status." The term of each "development" license is 26 years, with an automatic 10-year renewal. The remaining exploration area adjoining Prinos and South Kavala covers 153,316 acres and an exploration area east of the island of Thasos covers an additional 243,367 acres.

     According to Denison's 1994 Annual Report, daily production during calendar year 1994 from the Prinos/South Kavala Fields averaged 10,690 barrels of oil and 153 tons of sulphur. Denison reported that calendar year 1994 production was essentially maintained at levels achieved in calendar year 1993 as a result of the completion of workovers and the drilling of infill wells and that two more infill wells are being considered for 1995 in order to maintain economic rates of production.

     Due to high Greek income taxes and royalties in combination with declining production levels, low oil prices and increasing operating costs, the consortium believed that the Greek operation was at its economic breakeven point. As a result, Denison and its partners commenced negotiations in 1992 with senior Greek government officials to obtain relief from the high level of government taxes and royalties. On February 23, 1993, the consortium reached an agreement with the Greek government resulting in an amendment to the June 1975 license agreement (the "License Agreement") known as Law 98/1975 which regulates the operation of the field. The amendment was ratified by the Greek Parliament on June 23, 1993 and was retroactive to January 1, 1993.

     The amendment provides for a sliding scale for both the cost recovery factor and the Greek royalty interest based on the annual adjusted gross income from operations on a calendar year basis. The new law also provides for a reduction in the effective Greek income tax rate from 50% to 40%.

     In addition, the new law required Denison and its partners to spend $15 million during 1993 and 1994 on infill drilling in order to enhance the recoverability of the hydrocarbons. In March 1994, the consortium operating the Prinos properties announced the discovery of a new oil field by the drilling of the Prinos North-2 well. Denison's 1994 Annual Report states that two oil bearing zones were flow tested with a 30 meter upper section flowing at about 3,200 barrels per day and a 7 meter lower section flowing at 150 barrels per day. Oil in place was calculated at about 18 million barrels of which 5 million may be recoverable. The crude from this discovery has an API gravity of about 25 degrees, contains about 7% sulphur and may have a selling value of between $1.50 and $4.00 per barrel less than Prinos crude. Recent discussions with Denison indicate that the consortium is not considering development of Prinos North at this time.

     Denison, who has the contractual obligation to pay the Prinos Interest, has asserted that the calculation of the amounts due the Company should be based on the amended agreement with the Greek government. The amended agreement provides for higher cost recoveries than the License Agreement before the 1993 amendment. If the higher cost recoveries are used in calculating the amount due under the Prinos Interest, the amount will be significantly lower than the amount calculated under the License Agreement before the 1993 amendment. The Company disagrees with this interpretation and has commenced legal action seeking a declaration by the Court that amounts due the Company attributable to its Prinos Interest be calculated based on the terms of the License Agreement before the 1993 amendment. The Company is seeking damages of approximately $5,000,000 for the period from January 1, 1993 through March 31, 1994 plus damages since that date and undetermined future damages. SEE "LEGAL PROCEEDINGS."

     There is no assurance as to how long the Prinos property will continue to produce oil and gas and, accordingly, how long the Company can expect revenue from its Prinos Interest. The Company has analyzed the data provided to it from Denison and other data that the Company has been able to verify from publicly available sources in determining the potential revenue from the Prinos Interest. The consortium operating the Prinos property has announced a new oil discovery on or near the Prinos producing field, which is subject to the Prinos Interest. The Company has not verified the data provided by Denison with respect to that new oil discovery and its potential revenue and does not have sufficient resources to do so reasonably. Additionally, the Company is aware that other members of the consortium believe the estimated amounts provided by Denison may be exceeded. These analyses are not publicly available and, accordingly, have not been verified. There is a possibility that the revenues from the Prinos property would substantially differ from current estimates.

     REPUBLIC OF CHINA (TAIWAN). The Company holds a 22.23% working interest in a concession located north of Taiwan in the East China Sea, covering 3,706,560 gross acres. The exploration license for this concession had a nominal term extending to 1979, requiring exploration activity and minimum expenditures. Preparations for initial exploratory drilling were suspended in 1977 under a claim of force majeure, pending resolution of a territorial dispute among the Republic of China (Taiwan), the Government of Japan and the People's Republic of China. The Chinese Petroleum Corporation (Taiwan) has agreed to suspend obligations under this concession until December 31, 1995.

     During fiscal 1990, the Company entered into a farmout agreement with two United Kingdom companies conveying two-thirds of its original 66.67% interest in the concession.

     Due to the uncertainty of sovereignty in the area, no immediate development expenditures, as required under the terms of the concession agreement, are anticipated. The Company has incurred $27,171 of exploration expenses during fiscal 1995 as the result of ongoing negotiations with the governments of China and Taiwan and the reprocessing of seismic data to assist in the future exploration and development of the concession.

     In fiscal year 1994, the Company reported that the People's Republic of China was indicating its intention to open up adjacent concession areas for bidding and that a resolution to the sovereignty issues may result. Nothing has occurred in fiscal year 1995 to indicate that the lifting of the current force majeure status is imminent.

     BOLIVIA. The Company has conducted a preliminary exploration study of a 10,500 square kilometer area located in the eastern part of the country near the Paraguayan border, pursuant to a work study program with Y.P.F.B., the government controlled agency having responsibility for oil and gas exploration in Bolivia. The Company has preliminarily agreed to the terms of an operations contract pertaining to such area and anticipates signing an operations contract in fiscal year 1996. The Company is attempting to find participants to finance exploration costs.

     OTHER. The Company leases 2,562 square feet of office space in an office building located at 5000 South Quebec Street, Denver, Colorado. The office building is owned by a related party. The lease expires on February 28, 1997. SEE "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

NWO LINE OF CREDIT

     Since payments under the Prinos Interest were suspended, the Company has funded its operations through draws against the line of credit established with NWO. Prior to the end of fiscal year 1995, the Company's credit line was exhausted. Currently the Company has no resources to make monthly interest payments on the advances under the line of credit. Accordingly, the Company has entered into the Modification Agreement, modifying the existing line of credit arrangement between the Company and NWO. Prior to entering into the Modification Agreement, the NWO line of credit provided for cumulative draws of up to $2,000,000 with interest payable monthly on the outstanding balance at the greater of the U.S. bank prime lending rate or 1-3/4% above the 30-day LIBOR in effect on the date of each draw against the line of credit. Draws under the line of credit are evidenced by promissory notes payable by the Company's wholly-owned subsidiary, Oceanic International Properties Corporation ("OIPC") no later than January 1, 1996 and bearing interest at annual rates between

7% and 9%. Cumulative draws on the NWO line of credit had reached $2,000,000 by February 15, 1995. The line of credit is secured by the Company's Prinos Interest. At the time the Modification Agreement was entered into, the Company was in default under the terms of the line of credit as it had not made its interest payments for May, June, July and August 1995.

     The Modification Agreement provides as follows:

     1. Except as provided below, NWO will forebear on collection until December 31, 1996 of the interest and principal on the $2,000,000 of promissory notes evidencing draws on the NWO line of credit ("Oceanic Notes") which it holds from OIPC.

     2. Any monies collected by the Company from Denison either before or after December 31, 1996 will first be applied to paying accrued interest on the Oceanic Notes. After all accrued interest has been paid, and prior to December 31, 1996, the Company will be permitted to use up to $200,000 of monies collected from Denison for working capital purposes. All remaining collections from Denison will be applied first to accrued interest and then to reducing principal on the Oceanic Notes.

     3 The Security Agreement between the Company and NWO will be amended to provide that NWO has a full security interest in all proceeds from the Company's lawsuit against Denison and any existing and future Company receivables from Denison.

     4.   The interest rate on the Oceanic Notes is adjusted to 8.25%.

     5.   The Company agrees to diligently pursue its lawsuit against Denison.

     6. The Company will use its best efforts to file the Registration Statement with the Securities and Exchange Commission with respect to the Rights Offering described in the Registration Statement and use its best efforts to cause the Registration Statement to become effective by December 31, 1995.

     7. In order to enable the Company to diligently pursue its lawsuit against Denison, NWO agrees to make advances to the Company for ongoing legal fees as reflected in statements received by the Company subsequent to August 1, 1995 in connection with the Denison litigation up to an estimated $100,000 in litigation expenses.

     8. The Company agrees to reimburse NWO for such advances up to an estimated $100,000 together with interest thereon computed at the annual rate of 10% upon receipt of the proceeds of the Rights Offering described in the Registration Statement or January 31, 1996, whichever occurs earlier.

     The foregoing is only a summary of the Modification Agreement and is qualified in its entirety by reference to the actual Modification Agreement, a copy of which is an exhibit to the Registration Statement filed with the Commission and is available upon request. SEE "AVAILABLE INFORMATION."

     International Hydrocarbons, which owns approximately 43.8% of the outstanding common stock of the Company, is a wholly-owned subsidiary of NWO. International Hydrocarbons has agreed to purchase all shares of Additional Common Stock not subscribed for pursuant to the Basic Subscription Rights or the Over-Subscription Privilege. SEE "RIGHTS OFFERING--OVER-SUBSCRIPTION PRIVILEGE."


                                LEGAL PROCEEDINGS

     The Company has commenced an action in the Ontario Court (General Division), Canada, against Denison. The Company claims that Denison has failed since January 1, 1993 to pay the Company the Prinos Interest pursuant to an agreement dated August 30, 1976, which is to be calculated on the basis of the terms of the License Agreement.

     The Company has claimed the following relief in the action:

1. a constructive trust or equitable lien over funds received by Denison representing the unpaid portion of the Prinos Interest;

2. a vendor's lien over assets purchased by Denison from the Company including Denison's interest in the License Agreement; and

3. $27,000,000.00 or alternatively, an accounting and payment of the Prinos Interest in respect of the period commencing January 1, 1993.

     Denison has defended the action on the basis that the Company is not entitled to the payment claimed, and is entitled only to payment of the Prinos Interest calculated in accordance with the terms of the License Agreement as amended by an agreement with the Greek State dated February 23, 1993.

     Denison has counterclaimed for the repayment of the sum of $4,747,811 that it alleges was mistakenly paid to the Company as part of the Prinos Interest during the period from January 1, 1989, to December 31, 1993.

     The statement of claim in this action was issued on June 9, 1994. The counterclaim was filed June 28, 1994. The matter was transferred to the Ontario Court (General Division)

Commercial List by order of November 25, 1994. The parties filed with the Court the following schedule for the progress of this action:

1.   Delivery of documents by April 15, 1995;

2.   Examination for discovery of both parties during the week of June 26, 1995;

3.   Motions arising from discovery to be completed by October 31, 1995;

4.   Trial to be held February 1996.

     The Company is vigorously pursuing this action. Oral discovery of the parties has commenced but has not been completed.

     The Company's legal counsel is unable to advise as to the probable outcome of the claim by the Company. Management's decision to pursue a legal action against Denison was based on management's review of information provided to the Company by Denison and discussions with legal counsel. Based on that information and those discussions, Management believed that there was a reasonable basis for commencing a legal action against Denison and continues to believe that there is a reasonable possibility of success in the litigation. Of course, litigation is inherently uncertain and there is no assurance as to the final outcome.

     It should be noted that if the claim is unsuccessful the Company will remain entitled to payment of the Prinos Interest calculated in accordance with the terms of the License Agreement, as amended. The amounts of such payments will be substantially lower than the payments received prior to January 1, 1993.

     The Company's legal counsel has advised that, based on the information currently available, the Denison counterclaim in the amount of $4,747,811 has a low probability of success. It should be noted that if the Denison counterclaim is successful, any amount found to be owing to Denison by the Company may be set off against any amounts owing by Denison to the Company.

     Any judgment obtained by the Company or Denison in relation to the claim or counterclaim will be subject to the right of the losing party to appeal to the Ontario Court of Appeal. Notice of appeal to the Court of Appeal must be filed within 30 days after judgment. Barring an order to expedite the appeal, which may or may not be available in this case, it may take approximately 2 years before an appeal is heard. A further appeal to the Supreme Court of Canada is available with leave of the Supreme Court.

     Enforcement of a judgment in Ontario is generally carried out by seizure and sale of assets, garnishment of debts, or appointment of a receiver. Based on Denison's public filings, the financial stability of Denison is questionable, and Denison appears to continue to operate at the sufferance of its secured creditors. The Company does not have sufficient information in its possession to determine whether any assets of Denison are unsecured and available for satisfaction of a judgment in favor of the Company.


                            MARKET FOR COMMON EQUITY

     The Company's Common Stock is listed on the Pacific Stock Exchange Incorporated under the symbol OXC. The Pacific Stock Exchange has informed the Company that it intends to delist its Common Stock due to the current financial condition of the Company. There are no assurances that the Company will continue to be listed on the Pacific Stock Exchange. See "RISK FACTORS-- POTENTIAL DELISTING FROM THE PACIFIC STOCK EXCHANGE" and "DESCRIPTION
OF CAPITAL STOCK."

     The range of bid quotations in the Company's Common Stock over the last two years and through August 31, 1995 (which are not necessarily representative of actual transactions) is set out below.

Three Months             Fiscal 1996        Fiscal 1995        Fiscal 1994
                    --------------------  ----------------  -----------------
    Ended            High       Low        High        Low   High         Low
------------        --------------------  ----------------  -------------------
June 30              $.75       .50       $1.13        .88   $1.56        1.38
September 30          .63*      .25*        .88        .75    1.50         .56
December 31                                 .75        .50    1.00         .63
March 31                                    .88        .63    1.13         .75

     *  Through August 31, 1995.

     These quotations reflect interdealer prices without retail markups, markdowns and commissions and may not necessarily represent actual transactions.


                                 CAPITALIZATION

     The following table sets forth as of June 30, 1995 (i) the actual capitalization of the Company and (ii) capitalization of the Company as adjusted for the sale of 6,001,000 shares of Common Stock in this Rights Offering at an assumed offering price of $.10 per share. SEE "USE OF PROCEEDS."


                                                             June 30, 1995
                                                    ------------------------------
                                                    Actual             As Adjusted
                                                 ---------             -----------
Stockholders' deficit:

  Common stock, authorized 12,000,000
    shares of $.0625 par value,
    3,915,154 issued and outstanding
    actual, 9,916,154 issued and
    outstanding as adjusted. . . . . . . .        $   244,697              619,760

  Additional Paid in Capital . . . . . . .              6,665              176,702

  Accumulated Deficit. . . . . . . . . . .         (2,378,495)          (2,378,495)
                                                  ------------          -----------
    Total stockholders' deficit. . . . . .        $(2,127,133)          (1,582,033)
                                                  ------------          -----------
                                                  ------------          -----------

     The Company's authorized capital stock also includes 600,000 shares of Preferred Stock, par value $10.00 per share. The Board of Directors of the Company, without further action by the stockholders, is authorized to issue the shares of Preferred Stock in one or more series and to determine the voting rights, preferences as to dividends, and the liquidation, conversion, redemption and other rights of each series. The issuance of a series with voting and conversion rights may adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders. The Company has no present plans to issue any shares of Preferred Stock. See "DESCRIPTION OF CAPITAL STOCK."


                                    DIVIDENDS

     The Company has never paid a dividend. The Company's management does not anticipate paying dividends in the future.


                 AVAILABILITY OF OIL AND GAS RESERVE INFORMATION

     The Prinos Interest in Greece consists of a contractual right to receive a 15% "net profits interest." Because the Company has a net profits interest and not a working interest in this property, the Company is only entitled to receive information regarding current monthly production quantities and net revenue. Consequently, certain information regarding the operations of the property is unavailable to the Company. In previous reports to the Commission, the Company has provided information concerning estimated quantities of proved oil and gas reserves attributable to the Prinos Interest which had been derived from publicly available information. Currently, there is no publicly available information which takes into consideration the effects of the infill drilling during 1993 and 1994 as required under the 1993 amendment to the License Agreement known as Law 98/1975. Similarly, the Company does not have access to the engineering data upon which the infill drilling program was based. Therefore, the Company is not in a position to estimate the potential future producible reserves and/or present value of future net revenues attributable to the Prinos Interest.


                    OIL AND GAS REVENUE AND COST INFORMATION

     Revenue from and costs incurred in oil and gas producing activities for the fiscal years ended March 31, 1995, 1994 and 1993 are as follows:


                                                  Year ended March 31
                                        --------------------------------------
                                          1995             1994             1993
                                          ----             ----             ----
OIL AND GAS REVENUE (1)
  Greece                                $  -                573,100        4,523,500

Less Greek income taxes paid               -               (228,100)      (2,245,499)
                                        -------          ----------       ----------
                                        $  -                345,000        2,278,001
                                        -------          ----------       ----------
                                        -------          ----------       ----------
CAPITALIZED COSTS RELATED TO OIL
AND GAS PRODUCING ACTIVITIES

Proved properties
  Greece                                $ 39,000,000     39,000,000       39,000,000

Less accumulated depreciation,
  depletion and amortization             (37,629,909)   (37,396,220)     (37,151,590)
                                        ------------     ----------       ----------
                                        $  1,370,091      1,603,780        1,848,410
                                        ------------     ----------       ----------
                                        ------------     ----------       ----------

(1) The Company's gross revenues are burdened only by Greek income taxes. The Company has no production costs since its Prinos Interest is a net profits interest.

     The rate of depreciation, depletion and amortization as a percentage of gross revenues (net of Greek income taxes) for Greece is as follows:


                                                 Year ended March 31
                                        -----------------------------------

                                        1995           1994           1993
                                        ----           ----           ----
 Greece                                 - (2)           71%            30%

(2) The Company recorded a provision for depreciation, depletion and amortization of $233,689 for fiscal year 1995 but did not record any revenues for its Prinos Interest.

                             SELECTED FINANCIAL DATA

     The following table sets forth summary financial data of the Company. The summary financial data in the table is derived from the financial statements of the Company. The data should be read in conjunction with the financial statements, related notes and other financial information included therein.


                                   Year Ended March 31,          Three Months Ended June 30,
                                   --------------------          ---------------------------
                                   1995           1994             1995           1994
                                   ----           ----             ----           ----
STATEMENT OF EARNINGS
DATA:

Revenue. . . . . . . . . . . .     $  321,495       835,329        120,164        253,427

Costs and Expenses . . . . . .     $1,195,369     1,153,304        272,076        298,704

Loss before Income Taxes . . .     $ (873,874)    (317,975)       (151,912)       (45,277)

Net Loss . . . . . . . . . . .     $ (796,602)    (448,746)       (119,852)       (84,810)

Net Loss per Share
  of Common Stock. . . . . . .     $     (.20)        (.11)           (.03)          (.02)



                                     March 31, 1995             June 30, 1995
                                   ----------------  -------------------------------------

                                         Actual           Actual           As Adjusted(1)
                                         ------           ------           --------------

BALANCE SHEET DATA:


Net working capital (deficit). . .    $(2,554,850)       (2,637,549)         (2,092,449)

Total assets . . . . . . . . . . .    $ 1,557,322         1,496,801           2,041,901

Stockholders' deficit. . . . . . .    $(2,007,281)       (2,127,133)         (1,582,033)


(1) As adjusted to give effect to the sale of 6,001,000 shares of Common Stock offered hereby at an assumed offering price of $.10 per share and the application of the estimated net proceeds therefrom. SEE "USE OF PROCEEDS" AND "CAPITALIZATION."

            MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

     In the past, the Company's principal source of revenue has been from its Prinos Interest. Payments to the Company under the Prinos Interest were suspended in 1994 when the Company commenced legal action against Denison. Prior to that time the revenues from the Prinos Interest varied. The fluctuations in revenues in recent years are in part due to fluctuations in oil prices. The average per barrel price for oil production underlying the Prinos Interest was $12.38 and $15.65 for the years ended March 31, 1994 and 1993, respectively.

     Due to high Greek income taxes and royalties in combination with declining production levels, low oil prices and increasing operating costs, the consortium operating the Greek properties believed that the Greek operation was at its economic breakeven point. As a result, Denison and its partners commenced negotiations in 1992 with senior Greek government officials to obtain relief from the high level of government taxes and royalties. On February 23, 1993, the consortium reached an agreement with the Greek Government resulting in an amendment to the License Agreement known as Law 98/1975 which regulates the operation of the field. The amendment was ratified by the Greek Parliament on June 23, 1993 and was retroactive to January 1, 1993.

     The amendment provides for a sliding scale for both the cost recovery factor and the Greek royalty interest based on the annual adjusted gross income from operations on a calendar year basis. The new law also provides for a reduction in the effective Greek income tax rate from 50% to 40%.

     In addition, the new law required Denison and its partners to spend $15 million during 1993 and 1994 on infill drilling in order to enhance the recoverability of the hydrocarbons. In March 1994, the consortium announced the discovery of a new oil field by the drilling of the Prinos North-2 well. According to Denison's 1994 Annual Report, two oil bearing zones were flow tested with a 30 meter upper section flowing at about 3,200 barrels per day and a 7 meter lower section flowing at 150 barrels per day. Oil in place was calculated at about 18 million barrels of which 5 million may be recoverable. The crude from this discovery has an API gravity of about 25 degrees, contains about 7% sulphur and may have a selling value of between $1.50 and $4.00 per barrel less than Prinos crude. Recent discussions with Denison indicate that the consortium is not considering development of Prinos North at this time.

     Denison, who has the contractual obligation to pay the Company's Prinos Interest, has asserted that the calculation of the amounts due the Company should be based on the amended agreement with the Greek government. The Company disagrees with this interpretation and has commenced legal action seeking a declaration by the Court that amounts due the Company attributable to its Prinos Interest be calculated based on the terms of the license agreement prior to the 1993 amendment. The Company is seeking damages of approximately $5,000,000 for the period from January 1, 1993 through March 31, 1994 plus damages since that date and undetermined future damages. SEE "LEGAL PROCEEDINGS."

     The Company also receives revenues from sales of seismic data gathered in its oil and gas exploration and development. That revenue is sporadic and is not sufficient to fund the Company's ongoing operations. During the last quarter of fiscal year 1995 and the first quarter of fiscal year 1996, the Company recorded approximately $78,000 of revenue from the sale of seismic data.

     The Company currently receives approximately $322,000 per year in connection with services it renders to Cordillera Corporation and San Miguel Valley Corporation pursuant to management agreements providing for reimbursement of costs for actual time and expenses incurred in activities conducted on behalf of those entities. The amounts received under the management agreements are a reimbursement for employee salaries and other operating expenses. SEE "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."


     Denison's suspension of the payments to the Company under the Prinos Interest has resulted in the Company's inability to fulfill its financial obligations as they become due and therefore the Company faces potential insolvency. Accordingly, the Company's auditors have issued an opinion on the Company's financial statements that includes an explanatory paragraph discussing the uncertainty regarding the Company's ability to continue as a going concern.

     Since payments under the Prinos Interest were suspended, the Company has funded its operations through draws against the line of credit established with NWO. Prior to the end of fiscal year 1995, the Company's credit line was exhausted. Currently the Company has no resources to make monthly interest payments on the advances under the line of credit.

     On September 19, 1995, the Company entered into the Modification Agreement with NWO. The Modification Agreement provides for limited funding of litigation expenses and provides temporary relief from any collection actions by NWO. The Modification Agreement does not provide any further funding for operating expenses of the Company other than limited funding of the litigation with Denison. SEE "BUSINESS OF THE COMPANY--NWO LINE OF CREDIT."

     Future operations of the Company, reimbursements of advances for legal fees in connection with the litigation of its Prinos Interest and funding the working capital deficit as necessary will be funded by this Rights Offering. The Company estimates that the funding provided from the Rights Offering will be sufficient to fund the litigation with Denison through June 30, 1996, the date prior to which the Company anticipates a judgment will be rendered in the litigation, and to fund limited operations through December 1996. The working capital deficit may also be funded as necessary and as funds are available. SEE "USE OF PROCEEDS". Even if a judgment in the Company's favor is obtained, of which there is no assurance, there is no guarantee that the Company would be able to collect that judgment and, if able to collect, when the judgment would be actually collected. Unless funds are collected as a result of the litigation with Denison and the revenue stream is resumed under the Prinos Interest, the

Company will be required to obtain some additional source of capital, in addition to the Rights Offering described herein, to fund continuing operations past December 1996 and pay off the NWO loan and accrued interest when due on December 31, 1996.

     If the judgment is not favorable, the Company would likely still have its Prinos Interest, however, the revenue stream will likely be substantially reduced. If Denison is successful in its counterclaim and obtains a judgment against the Company, revenues from the Prinos Interest could be suspended and applied to payment of the judgment. If such unfavorable outcome occurs, it is uncertain as to whether the Company's revenue stream from its Prinos Interest would be sufficient to pay off the NWO loan and accrued interest. The Company may be forced to liquidate its assets, and in such case, little if any assets will be available for distribution to shareholders.

     If the litigation with Denison is resolved in the Company's favor and payments are resumed under the Prinos Interest, that revenue should be sufficient to fund on-going operations and limited new exploration activities. All revenues from the Prinos Interest will be initially applied to repay the Company's obligations to NWO under the Modification Agreement. SEE "BUSINESS OF THE COMPANY--NWO LINE OF CREDIT." There is no assurance as to how long the Prinos property will continue to produce oil and gas and, accordingly, how long the Company can expect revenue from its Prinos Interest.

     The financial statements do not include any adjustments that might result from the uncertainties described above.

RESULTS OF OPERATIONS

     The Company reported net losses of $796,602 and $448,746 for the years ended March 31, 1995 and 1994, respectively, and net income of $1,511,343 for the year ended March 31, 1993. The most significant factors in the fluctuations of net income between the periods are lower revenues under the Prinos Interest as the result of the position taken by Denison in the calculation of the Prinos Interest, variances in oil and gas prices received, and the effect of normal production declines from the Prinos and South Kavala fields in Greece. The depletion provision decreased from $678,519 in 1993 to $244,630 for 1994, and subsequently to $233,689 for 1995, reflecting the declining base of depletable costs for the Greece concession.

     The Company reported a loss before income taxes of $151,912 for the first quarter of fiscal year 1996 compared to a loss before income taxes of $45,277 for the same period of fiscal year 1995. The increased loss before income taxes is due to the suspension of revenues from the Prinos Interest offset by approximately $36,700 in revenue from a non-recurring sale of seismic data.

     The following table summarizes the primary components of changes in net income before the provision for income taxes for the relevant periods:


                              Quarter ended              Year Ended March 31,
                              -------------    ----------------------------------------


                              June 30, 1995    1995           1994           1993
                              -------------    ----           ----           ----
Calculation of Greek
  revenues                    $(183,333)     (573,100)       (3,377,000)      (623,000)

Production decline                 -             -              (78,000)    (1,315,000)




Price decrease                     -             -             (477,000)      (115,000)

Reduction in
  depreciation and
  depletion charges              11,689        10,941           433,889        176,842

(Increase) reduction in
  interest costs                (17,658)      (38,136)           43,741        200,211

Increase (reduction) in
  other income                   50,070        59,266          (182,000)          -

Other                            32,597       (14,870)          (20,133)        65,220
                              ---------      --------         ---------      ---------

Decrease in income
  before taxes                $(106,635)     (555,899)       (3,656,503)     (1,610,727)
                              ---------      --------         ---------      ----------
                              ---------      --------         ---------      ----------


     For the year ended March 31, 1995, other components of changes in net income are the net effect of a decrease in exploration expenses and an increase in general and administrative expenses.

     The provision for income taxes in fiscal 1995 decreased approximately $208,000 from the fiscal 1994 provision due to a decrease in Greek income taxes corresponding to the decrease in Greek oil and gas revenues recorded.


                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 12,000,000 shares of Common Stock, par value $.0625 per share and 600,000 shares of Preferred Stock, par value $10.00 per share. The relative rights of the Company's Common Stock and Preferred Stock are defined by the Company's Articles of Incorporation, as described below, as well as by the Company's Bylaws and the General Corporation Law of the State of Delaware.

COMMON STOCK

     Subject to the rights of holders of any series of Preferred Stock which may from time to time be issued, holders of Common Stock are entitled to one vote per share on matters acted upon at any shareholders' meeting, including the election of directors, and to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. There is no cumulative voting and the Common Stock is not redeemable. In the event of any liquidation, dissolution or winding up of the Company, each holder of Common Stock is entitled to share ratably in all assets of the Company remaining after the payment of liabilities and any amounts required to be paid to holders of Preferred Stock, if any. Holders of Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments by the Company. All shares of Common Stock now outstanding, and all shares to be outstanding upon the completion of this Rights Offering, are and will be fully paid and non-assessable.

     The Common Stock is listed on The Pacific Stock Exchange as a Tier II Security. As of August 25, 1995, there were approximately 493 holders of record of Common Stock. This number was derived from the Company's shareholder records, and does not include owners of the Company's Common Stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers, and other fiduciaries. The Company believes that the number of beneficial owners of Common Stock exceeds 550.

     The Company has failed in several respects to maintain the minimum requirements for maintaining its listing on the Pacific Stock Exchange. On August 25, 1995, the Company was notified that it is subject to the initiation of delisting procedures. Its listing status was reviewed by the Exchange at a meeting of the Equity Listing Committee held on October 3, 1995. The Company was informed that the Committee had decided to delist its Common Stock. The Company had the right to appeal the decision of the Committee and the Company intends to pursue such an appeal. The Company's Common Stock is suspended from trading as of October 4, 1995 and will remain suspended until the appeals process is completed. The potential delisting of the Company from the Pacific Stock Exchange could have a negative effect on the market value of the Company's Common Stock. See "RISK FACTORS--POTENTIAL DELISTING FROM THE PACIFIC STOCK EXCHANGE."

PREFERRED STOCK

     The Board of Directors of the Company, without further action by the stockholders, is authorized to issue the shares of Preferred Stock in one or more series and to determine the voting rights, preferences as to dividends, and the liquidation, conversion, redemption and other rights of each series. The issuance of a series with voting and conversion rights may adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders. The Company has no present plans to issue any shares of Preferred Stock.

TRANSFER AGENT

     The Company's Transfer Agent is Chemical Mellon Shareholder Services, 300 South Grand Avenue, Los Angeles, California 90071-3401.


                 DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth the names and ages of the members of the Company's Board of Directors and its executive officers, and sets forth the position with the Company held by each:


NAME                     AGE            POSITION
----                     ---            --------
James Neal Blue          60             Director; Chairman of the Board and Chief
                                        Executive Officer of the Company

Charles N. Haas          57             Director and President of the Company

John L. Redmond          65             Director and Vice President, International Exploration
                                        of the Company

Gene E. Burke, M.D.      66             Director

Sidney H. Stires         65             Director

Janet A. Holle           44             Vice President/Secretary of the Company

Diana J. Peters          38             Treasurer and Chief Financial Officer of the
                                        Company

     Directors of the Company hold these positions until their respective successors are elected and qualified. The current directors, except for John L. Redmond, were elected in 1982 and no meeting of the stockholders has been held since that date. Mr. Redmond was appointed in 1994 by the remaining directors to fill a vacancy on the Board of Directors.

     JAMES N. BLUE. Mr. Blue has been a director and officer of the Company since 1981. He is also Chairman of General Atomics in San Diego, California and President of Cordillera Corporation in Denver, Colorado.

     CHARLES N. HAAS. Mr. Haas has been a director and officer of the Company since 1981.

     JOHN L. REDMOND. Mr. Redmond has been a director of the Company since 1994. He has been Vice President, International Exploration of the Company since 1990.

     GENE E. BURKE, M.D.. Mr. Burke has been a director of the Company since 1972. He has been a physician in sole practice in Houston, Texas during that time.

     SIDNEY H. STIRES. Mr. Stires has been a director of the Company since 1980. During that time Mr. Stires has been the President of Stires & Co., Inc., an investment banking company in New York, NY.

     JANET A. HOLLE.  Ms. Holle has been an officer of the Company since 1987.

     DIANA J. PETERS. Ms. Peters has been an officer of the Company since 1992. From 1988 to 1992, Ms. Peters was a consultant with respect to accounting issues.


                             EXECUTIVE COMPENSATION

     The following information summarizes compensation paid by the Company to James N. Blue, Chief Executive Officer and Charles N. Haas, President.

SUMMARY COMPENSATION TABLE


                                                                   Long Term Compensation
                                                       ------------------------------------------
                              Annual Compensation              Awards              Payouts
                         ----------------------------  ---------------------    -----------------
     (a)       (b)       (c)       (d)       (e)       (f)       (g)       (h)       (i)

                                             Other
               Fiscal                        Annual    Restricted
Name and       Year                          Compen-   Stock               LTIP      All other
Principal      Ended     Salary    Bonus     sation    Award(s)  Options/  Payouts   Compensa-
Position       March 31  ($)       ($)       ($)       ($)       SARs (#)  ($)       tion ($)
--------       --------  -------   -------   -------   --------  --------  --------  ---------

James N. Blue  1995      -         -         60,000 (1)   -      -         -          -
 Chairman of   1994      -         -         60,000 (1)   -      -         -          -
 the Board and 1993      -         -         60,000 (1)   -      -         -          -
 Chief
 Executive
 Officer

Charles N. Haas
 President     1995   158,762 (2)  -         -            -      -         -         21,899 (2)(3)
               1994   159,862 (2)  -         -            -      -         -         20,766 (2)(3)
               1993   161,789 (2)  -         -            -      -         -         22,892 (2)(3)

(1)  Monthly officer's fee of $5,000.

(2) A portion of the salary and other compensation paid to Mr. Haas has been reimbursed based on cost sharing arrangements with other companies. SEE "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--MANAGEMENT AGREEMENTS."

(3) The Company is a participant in the Cordillera and Affiliated Companies' Money Purchase Pension Plan and 401(K) Plan, covering all qualified employees of the Company. The pension plan is a non-contributory defined contribution plan. Company contributions to this plan are based on 6% of total compensation not exceeding the limit established annually for the Federal Insurance Contribution Act (FICA) and 11.7% of compensation in excess of this limit. Vesting begins after two years of service at a rate of 20% annually with full vesting subsequent to five years of service or upon retirement, death or permanent disability. The 401(K) plan provides for discretionary employee contribution of up to 10% of annual pre-tax earnings, subject to the maximum amount established annually under Section 401(K) of the Internal Revenue Code. The Company is required to match contributions to the extent of 6% of annual employee compensation. Employer contributions to the plan vest immediately.

     Members of the Company's Board of Directors who are not employees of the Company or any of its affiliates receive directors' fees of $500 per month. Members of the Board of Directors who are employees do not receive directors' fees. Mr. Blue receives a monthly fee of $5,000 for services as an officer of the Company.

     There are no employment contracts outstanding at this time. The Company has a deferred compensation agreement with a former officer entitling this officer to receive $175,000 payable in a maximum of ten equal installments beginning January 1, 1988 or, if such person dies prior to receiving all installments, payable at such time to his beneficiaries to the extent of the remaining balance. Included in accrued expenses is $17,500 which is due January 1, 1996. The final installment of $17,500 is due January 1, 1997.

     In fiscal 1983, the Board of Directors authorized a bonus of $25,000 to the president of the Company, payable as cash flow permits. The president has not been paid as of March 31, 1995, and the amount is included in accrued expenses in the accompanying balance sheets.

     The Company has no compensation committee. James N. Blue and Charles N. Haas participated in all deliberations concerning executive officer compensation.


                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     As of September 15, 1995 there were issued and outstanding 3,915,154 shares of Common Stock and is the Company's only class of voting securities. Holders of Common Stock are entitled to one vote per share on each matter upon which shareholders may be entitled to vote.

     The following table sets forth information regarding shares of Common Stock of the Company beneficially owned as of September 15, 1995 by: (i) each person known by the Company to beneficially own 5% or more of the outstanding Common Stock, (ii) by each director (iii) by each person named in the summary compensation table and (iv) by all officers and directors as a group.


Name and Addresses of Officers,           Amount of           Percentage of
Directors and Principal Shareholders    Common Stock        Voting Securities
------------------------------------    ------------        -----------------
Allen & Company                           824,200                21%
and various affiliates
711 Fifth Avenue
New York, NY  10022

International Hydrocarbons (1)          1,713,483              43.8%
c/o John E. Jones
5000 S. Quebec Street, Suite 450
Denver, CO  80237

International Cordillera Ltd. (2)         190,387               4.9%
c/o Vista International Bank and
Trust (Bahamas) Ltd.
West Bay Street
Nassau, Bahamas

James N. Blue (3) (4)                     None                   N/A
5000 S. Quebec St., Suite 450
Denver, CO  80237

Charles N. Haas (3)                       None                   N/A
5000 S. Quebec St., Suite 450
Denver, CO  80237

Sidney H. Stires (3)                       34,000           less than 1%
432 Park Avenue South
New York, NY  10016

Gene E. Burke, M.D. (3)                   None                   N/A
3555 Timmons #680
Houston, TX  77027

John L. Redmond (3)                       None                   N/A
5000 S. Quebec St., Suite 450
Denver, CO  80237

All Directors and Officers                 34,000           less than 1%
as a group (7 persons)

(1) International Hydrocarbons is a wholly-owned subsidiary of NWO. Mr. Blue is president and a director of International Hydrocarbons. He is also president and a director of NWO. Cordillera Corporation ("Cordillera"), of which Mr. Blue is president and a major stockholder, and Mr. Blue beneficially hold 60.667% of Class B common stock of NWO.

(2) International Cordillera Limited is a wholly-owned subsidiary of Western International Technology Corporation. Western International Technology Corporation is wholly owned by officers and employees of Cordillera other than Mr. Blue.

(3)  Director of the Company

(4) Does not include shares owned by International Hydrocarbons. International Hydrocarbons is a wholly-owned subsidiary of NWO. Mr. Blue is president and a director of both International Hydrocarbons and NWO. Cordillera, of which Mr. Blue is president and a major stockholder, and Mr. Blue beneficially hold 60.667% of Class B common stock of NWO.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

NWO LINE OF CREDIT

     The Company has a $2,000,000 line of credit with NWO, the parent company of International Hydrocarbons, the Company's principal stockholder. The line of credit is secured by the Company's Prinos Interest. Prior to the end of fiscal year 1995, the Company's credit line was exhausted. Currently the Company has no resources to maintain interest payments under the line of credit. Accordingly, the Company has entered into a Modification Agreement with NWO, modifying the existing line of credit arrangement between the Company and NWO. SEE "BUSINESS OF THE COMPANY--NWO LINE OF CREDIT." Cordillera is a stockholder of NWO holding 60.667% of Class B common stock. Mr. Blue, the Chairman of the Board and Chief Executive Officer of the Company, is president and a major stockholder of Cordillera.

MANAGEMENT AGREEMENTS

     The Company has a cost sharing arrangement under which it provides management services to Cordillera and to San Miguel Valley Corporation (SMVC), an affiliate of Cordillera, pursuant to agreements providing for reimbursement of costs for actual time and expenses incurred on Cordillera and SMVC activities. In 1995, 1994, and 1993, such reimbursements amount to approximately $274,000, $231,000 and $287,000, respectively, which have been included as other revenue in the accompanying statements of operations. Mr. Blue, the Chairman of the Board and Chief Executive Officer of the Company, is president and a major stockholder of Cordillera.

OFFICER FEES

     Mr. Blue receives officers' fees of $5,000 per month for his services as Chairman of the Board and Chief Executive Officer of the Company. Mr. Blue is president and a director of International Hydrocarbons, the Company's principal stockholder, and its parent, NWO. Cordillera, of which Mr. Blue is president and a major stockholder, and Mr. Blue beneficially hold 60.667% of Class B common stock of NWO.

EMPLOYEE BENEFIT PLANS

     Cordillera has a defined contribution pension plan covering all qualified employees of the Company. Contributions to the plan are based on a percentage of employee compensation ranging from 6% to 11.7%. During 1995, 1994, and 1993, the Company recorded $27,038, $24,607, and $25,270, respectively, as pension expense under this plan. Mr. Blue, the Chairman of the Board and Chief Executive Officer of the Company, is president and a major stockholder of Cordillera.

LEASE OF CORPORATE HEADQUARTERS

     The Company leases 2,562 square feet of space in an office building located
at 5000 South Quebec Street, Denver, Colorado.   The building is owned by
Sorrento West Properties, Inc., a company indirectly owned and controlled by Mr. Blue, the Chairman of the Board and Chief Executive Officer of the Company, and his family. Rent payments for 1995 were $32,998. Future lease payments are estimated to be $27,000 for 1996 and $29,000 for 1997. These lease payments include adjustments for the Company's proportionate share of operating expenses. The Company believes that, with respect to the lease of its corporate headquarters, it obtained terms no less favorable than what could have been obtained from unrelated parties in arms-length transactions.


                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Under Sections 145 of the Delaware General Corporate Law and the Company's Certificate of Incorporation, the Company's directors and officers may be indemnified against certain liabilities which they may incur in their capacities as such.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                            RIGHTS AND LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Salt Lake City, Utah.


                                     EXPERTS

     The consolidated balance sheets of Oceanic Exploration Company and subsidiaries as of March 31, 1995 and 1994 and the consolidated statements of operations and accumulated deficit and cash flows for each of the years in the three-year period ended March 31, 1995, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG Peat Marwick LLP covering the aforementioned financial statements contains two explanatory paragraphs. The first explanatory paragraph states that the Company's inability to generate sufficient cash flow to sustain operations and service its debt raises substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. The second explanatory paragraph states the Company has commenced legal action in Canada seeking a declaration by the Court that amounts due the Company attributable to its Prinos Interest be calculated based on the terms of a license agreement with the Greek government before a recent amendment. The working interest owner who has the contractual obligation to the Company for its Prinos Interest has ceased remitting payments to the Company and has filed a counterclaim. The ultimate outcome of this litigation cannot presently be determined. Accordingly, no provision for any liability or loss that may result upon adjudication has been recognized in the consolidated financial statements.

                           OCEANIC EXPLORATION COMPANY
                                AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                             MARCH 31, 1995 AND 1994


                   (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                          INDEPENDENT AUDITORS' REPORT


THE BOARD OF DIRECTORS AND STOCKHOLDERS
OCEANIC EXPLORATION COMPANY:


We have audited the accompanying consolidated balance sheets of Oceanic Exploration Company and subsidiaries as of March 31, 1995 and 1994, and the related consolidated statements of operations and accumulated deficit and cash flows for each of the years in the three-year period ended March 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the consolidated financial statements referred to above present fairly the financial position of Oceanic Exploration Company and subsidiaries as of March 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1995 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that Oceanic Exploration Company and subsidiaries will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's inability to generate sufficient cash flow to sustain operations and service its debt raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also disclosed in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 3 to the consolidated financial statements, the Company has commenced legal action in Canada seeking a declaration by the Court that amounts due the Company attributable to its 15% net profits interest in an oil and gas property offshore Greece be calculated based on the terms of a license agreement with the Greek government before a recent amendment. The working interest owner who has the contractual obligation to the Company for its 15% net profits interest has ceased remitting payments to the Company and has filed a counterclaim. The ultimate outcome of the litigation cannot presently be determined. Accordingly, no provision for any liability or loss that may result upon adjudication has been recognized in the accompanying consolidated financial statements.



                                             KPMG PEAT MARWICK LLP
Denver, Colorado
May 31, 1995

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

MARCH 31, 1995 AND 1994
-------------------------------------------------------------------------------

ASSETS                                                     1995            1994
                                                           ----            ----
Cash                                                   $  154,628         48,928

Receivables:
 Federal income tax                                            --          4,125
 Affiliates                                                 2,237          7,264
 Other                                                      9,633            777
                                                       ----------      ---------
                                                           11,870         12,166

Prepaid expenses                                            4,347          2,235

Restricted cash                                            15,629         15,171
                                                       ----------      ---------

      Total current assets                                186,474         78,500
                                                       ----------      ---------

Oil and gas property interests, full-cost method
   of accounting - Greece (note 2)                     39,000,000     39,000,000
     Less accumulated amortization, depreciation,
        and valuation allowance                       (37,629,909)   (37,396,220)
                                                       ----------      ---------
                                                        1,370,091      1,603,780
                                                       ----------      ---------

Other assets                                                  757          1,325
                                                       ----------      ---------
                                                     $  1,557,322      1,683,605
                                                       ----------      ---------
                                                       ----------      ---------

                                                                     (Continued)

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS, CONTINUED


LIABILITIES AND STOCKHOLDERS' DEFICIT                               1995             1994
                                                                    ----             ----
Current liabilities:
  Notes payable to affiliate (notes 1 and 2)                    $ 2,000,000             --
  Accounts payable                                                  181,879         61,894
  Accounts payable to affiliates                                     60,000         60,000
  United Kingdom taxes payable, including
    accrued interest                                                408,958        355,303
 Accrued expenses (note 6)                                           90,487        103,303
                                                               ------------   ------------
       Total current liabilities                                  2,741,324        580,500
                                                               ------------   ------------

Note payable to affiliate (note 2)                                       --      1,400,000

Deferred income taxes                                               808,062        885,334

Other noncurrent liabilities                                         15,217         28,450
                                                               ------------   ------------

       Total liabilities                                          3,564,603      2,894,284
                                                               ------------   ------------

Stockholders' deficit (note 5):
  Common stock, $.0625 par value. Authorized
     12,000,000 shares; issued and outstanding
     3,915,154 shares                                               244,697        244,697
Capital in excess of par value                                        6,665          6,665
Accumulated deficit                                              (2,258,643)    (1,462,041)
                                                               ------------   ------------

     Total stockholders' deficit                                 (2,007,281)    (1,210,679)
                                                               ------------   ------------

Commitments and contingencies (notes 1, 3 and 6)
                                                                $ 1,557,322      1,683,605
                                                               ------------   ------------
                                                               ------------   ------------



See accompanying notes to consolidated financial statements.

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

YEARS ENDED MARCH 31, 1995, 1994, AND 1993
-------------------------------------------------------------------------------


                                                     1995           1994            1993
                                                     ----           ----            ----
Revenue:
  Oil and gas sales - Greece (note 3)              $      --        573,100      4,523,500
  Other (note 6)                                     321,495        262,229        444,065
                                                   ---------     ----------     ----------
                                                     321,495        835,329      4,967,565
                                                   ---------     ----------     ----------
Costs and expenses:
  Interest and financing costs                       150,164        112,028        155,769
  Exploration expenses                               181,566        213,115        220,935
  Amortization and depreciation                      233,689        244,630        678,519
  General and administrative                         629,950        583,531        573,814
                                                   ---------     ----------     ----------
                                                   1,195,369      1,153,304      1,629,037
                                                   ---------     ----------     ----------
     Income (loss) before income taxes              (873,874)      (317,975)     3,338,528

Income tax (benefit) expense (note 4)                (77,272)       130,771      1,827,185
                                                   ---------     ----------     ----------
     Net income (loss)                              (796,602)      (448,746)     1,511,343

Accumulated deficit at beginning of year          (1,462,041)    (1,013,295)    (2,524,638)
                                                   ---------     ----------     ----------
Accumulated deficit at end of year               $(2,258,643)    (1,462,041)    (1,013,295)
                                                   ---------     ----------     ----------
                                                   ---------     ----------     ----------
Income (loss) per common share                         $(.20)          (.11)           .39
                                                       -----         ------          -----
                                                       -----         ------          -----
Number of common shares outstanding                3,915,154      3,915,154      3,915,154
                                                   ---------     ----------     ----------
                                                   ---------     ----------     ----------


See accompanying notes to consolidated financial statements.

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED MARCH 31, 1995, 1994, AND 1993
-------------------------------------------------------------------------------



                                                                     1995           1994           1993
                                                                     ----           ----           ----
Cash flows from operating activities:
  Net income (loss)                                               $(796,602)      (448,746)     1,511,343
  Adjustments to reconcile net income (loss) to
   net cash (used in) provided by operating
   activities:
     Amortization and depreciation                                  233,689        244,630        678,519
     Deferred income tax benefit                                    (77,272)       (78,332)      (425,000)
     Decrease in receivables                                            296         23,699         17,257
     (Increase) decrease in restricted cash                            (458)          (280)       198,673
     (Increase) decrease in prepaid expenses
       and other assets                                              (1,544)           456            442
     Increase (decrease) in accounts payable                        119,985       (304,487)       221,011
     Decrease in accounts payable to
       affiliates                                                        --             --       (172,432)
     Increase (decrease) in United Kingdom
       taxes payable, including accrued interest
       payable, and accrued expenses                                 40,839         13,285        (36,828)
     Decrease in other noncurrent liabilities                       (13,233)       (11,506)       (40,644)
                                                                  ---------       --------      ---------
         Net cash (used in) provided by
           operating activities                                    (494,300)      (561,281)     1,952,341
                                                                  ---------       --------      ---------
Cash flows from financing activities:
  Principal payments on primary bank loan                                --             --     (2,002,534)
  Borrowings from (repayments to) affiliate, net                    600,000        (55,000)       650,000
                                                                  ---------       --------      ---------
         Net cash provided by (used in)
           financing activities                                     600,000        (55,000)    (1,352,534)
                                                                  ---------       --------      ---------
             Net increase (decrease) in cash                        105,700       (616,281)       599,807

Cash at beginning of year                                            48,928        665,209         65,402
                                                                  ---------       --------      ---------

Cash at end of year                                               $ 154,628         48,928        665,209
                                                                  ---------       --------      ---------
                                                                  ---------       --------      ---------

Interest paid                                                     $ 124,781         86,690        137,821
                                                                  ---------       --------      ---------
                                                                  ---------       --------      ---------

Federal income taxes paid (refunded)                              $  (4,125)       (18,997)         6,686
                                                                  ---------       --------      ---------
                                                                  ---------       --------      ---------

Foreign income taxes paid                                          $     --        228,100      2,245,499
                                                                  ---------       --------      ---------
                                                                  ---------       --------      ---------


See accompanying notes to consolidated financial statements.

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 1995 AND 1994

-------------------------------------------------------------------------------
(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)  GENERAL

          Oceanic Exploration Company (the Company) is principally engaged in a worldwide search for oil and gas reserves. The Company's investment in oil and gas properties consists primarily of interests in proven reserves offshore Greece. Substantially all production from the offshore Greece property is sold 50% to the Greek national refinery and 50% to BP-France based on prices determined by reference to current world oil prices as specified by contracts signed by the operator with both customers.

     (b)  GOING CONCERN BASIS OF PRESENTATION

          The financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. Several factors, described below, raise substantial doubt about the ability of the Company to continue as a going concern.

          Currently, the Company's operations are not generating sufficient cash flow to fund operations and the Company's debt service. The Company has been economically dependent upon NWO Resources, Inc. (NWO). NWO is the parent corporation of the Company's majority stockholder, International Hydrocarbons. The Company required financial assistance from NWO during 1995 under a line of credit agreement (see note 2).

          Through fiscal year 1995, NWO continued to advance funds to the Company up to the limit of the line of credit agreement. NWO has no obligation or commitment to provide further financial support and recent discussions with NWO indicate that NWO is unwilling to extend further financial assistance to the Company. As of May 31, 1995, the Company is in default on the line of credit as it has not made its interest payment for May 1995. Management has entered into discussions with NWO with a view towards achieving an agreement which would defer principal and interest payments and allow the Company to finance its litigation costs and continue limited operations (see note
          3). There can be no assurance that such an agreement can be reached with NWO.

          The Company will require additional funds to fund its litigation costs and continue limited operations until the pending litigation is completed or settled. Management is reviewing the Company's activities and taking actions to reduce overhead costs. The Company is also considering various options to fund its activities, which include raising additional capital, borrowing additional funds, the sale of assets, or a merger with another company. Obtaining the additional financing may be difficult and there can be no assurances that the Company will be successful in doing so.

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
-------------------------------------------------------------------------------
     (1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          Due to the uncertainties regarding the Company's ability to obtain additional financing and reach an agreement with NWO to defer payments due on its line of credit, there is substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     (c)  PRINCIPLES OF CONSOLIDATION


          The consolidated financial statements include the accounts of the Company and its wholly owned domestic and foreign subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     (d)  OIL AND GAS PROPERTIES

          Oil and gas properties are accounted for using the full-cost method of accounting in accordance with the rules prescribed by the Securities and Exchange Commission (SEC). Under this method, all acquisition, exploration, and development costs are capitalized on a country-by-country basis as incurred. Gains or losses on disposition of oil and gas properties are recognized only when such dispositions involve significant reserves within the individual country cost pools.

          Capitalized costs less related accumulated amortization may not exceed the sum of (1) the present value of future net revenue from estimated production of proved oil and gas reserves, computed using current prices and costs and a discount rate of 10%; plus (2) the cost of properties not being amortized, if any; plus (3) the lower of cost or fair value of unproved properties included in costs being amortized; less (4) income tax effects related to differences in the book and tax basis of oil and gas properties.

          The Company's offshore Greece oil and gas property interests represent a 15% net profits interest in such properties. Accordingly, depletion of oil and gas properties is computed using the future net revenue method. Depletion expense for 1995 and 1994 has been calculated based on the Company's estimate of the revenue due for its net profits interest, calculated in a manner consistent with the terms of the amended license agreement (see note 3).

          Because the Company's interest in the offshore Greece oil and gas property is a net profits interest and not a working interest, the Company is only entitled to receive information regarding current monthly production quantities and net revenue. Consequently, certain reserve information regarding the operations of the property is unavailable to the Company.

          The cost of undeveloped properties is excluded from amortization pending a determination of the existence of proved reserves. Such undeveloped properties are assessed periodically for impairment. The amount of impairment, if any, is added to the costs to be amortized. At March 31, 1995 and 1994, all capitalized costs were subject to amortization.

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

-------------------------------------------------------------------------------

     (e)  INCOME TAXES

          The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

          Effective April 1, 1993, the Company adopted Statement 109 and has reported no effect for this change in the method of accounting for income taxes.

     (f)  INCOME (LOSS) PER SHARE

          Income (loss) per share is based on the number of common shares outstanding for the period.

     (g)  RECLASSIFICATIONS

          Certain amounts for 1994 have been reclassified to conform to the 1995 presentation.

     (2)  NOTES PAYABLE

          Notes payable to affiliate represents borrowings under a line of credit with NWO. The NWO line of credit provides for cumulative draws of up to $2,000,000 with interest payable monthly on the outstanding principal balance at the greater of the U.S. bank prime lending rate or 1 3/4% above the 30-day LIBOR. Borrowings under the line of credit are secured by the Company's 15% net profits interest in the offshore Greece oil and gas property. The borrowings are secured by promissory notes payable no later than January 1, 1996. As of May 31, 1995, the Company is in default of the line of credit as it has not made its interest payment for May 1995.

     (3)  OIL AND GAS SALES - GREECE

          Effective January 1, 1993, the operator of the Greek properties negotiated an agreement with the Greek government which amended the original license agreement. The amendment provides for a sliding scale for calculating the operator's recoverable costs and expenses and for the calculation of the Greek royalty interest. The working interest owner who has the contractual obligation to the Company for the 15% net profits interest has asserted that the calculation of the amounts due to the Company should be based on the amended agreement with the Greek government. The Company disagrees with this interpretation and has commenced a legal action in Canada seeking a declaration by the Court that amounts due the Company attributable to its 15% net profits interest be calculated based on the terms of the

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


-------------------------------------------------------------------------------

          license agreement before this amendment. The Company is seeking damages of approximately $5,000,000 for the period from January 1, 1993 through March 31, 1994 plus undetermined future damages. While the Company believes it has a reasonable possibility of prevailing in its action, the ultimate outcome of the matter cannot presently be determined. Accordingly, no amounts have been recorded in the accompanying financial statements for current revenues or damages, if any, that may ultimately be awarded to the Company.

          In response to the legal action commenced by the Company, the working interest owner has ceased remitting payments to the Company and has filed a counteraction seeking damages in the amount of $4,800,000 plus interest and costs, alleging the Company was overpaid for the period January 1, 1989 through December 31, 1993. As the working interest owner has ceased remitting payments to the Company for its 15% net profits interest, the Company has not recorded any revenues for Greece for the current year. While the Company also believes that it will prevail on the counterclaim, the ultimate outcome of that matter likewise cannot be determined. Accordingly, no provision for any liability or loss that may result upon final resolution of the counterclaim has been recognized in the financial statements.

     (4)  INCOME TAXES

          Income tax expense (benefit) consists of the following:


                                                                                  YEAR ENDED MARCH 31
                                                                   -------------------------------------------------
                                                                     1995                1994                1993
                                                                     ----                ----                ----
      Current:
        Foreign - Greece                                            $    --             228,100           2,245,499
        U.S. federal                                                     --             (18,997)              6,686
                                                                   ---------            -------           ----------
          Total current income tax expense                               --             209,103           2,252,185
                                                                   ---------            -------           ----------
       Deferred:
        Foreign - Greece                                            (93,476)            (97,852)           (450,465)
        U.S. federal                                                 16,204              19,520              25,465
                                                                   ---------            -------           ----------
          Total deferred income tax benefit                         (77,272)            (78,332)           (425,000)
                                                                   ---------            -------           ----------

          Total income tax (benefit) expense                       $(77,272)            130,771           1,827,185
                                                                   ---------            -------           ----------
                                                                   ---------            -------           ----------


OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

-------------------------------------------------------------------------------

          The reconciliation between tax expense computed by multiplying pretax income by the U.S. federal statutory tax rate of 34% and the reported amount of income tax expense is as follows:



                                                                  Year ended March 31

                                                      1995                1994               1993
                                                      ----                ----               ----
 Computed at U.S. statutory tax rate                 $    --                  --           1,135,100
 Foreign - Greek income taxes, net                   (93,476)            130,248           1,795,034
 Tax credit for Greek income taxes                        --                  --          (1,081,906)
 Other, net                                           16,204                 523             (21,043)
                                                   ---------           ---------          ----------
 Income tax expense                                 $(77,272)            130,771           1,827,185
                                                   ---------           ---------          ----------
                                                   ---------           ---------          ----------



          Greek income taxes are withheld from oil and gas revenue payments to the Company. The effective Greek income tax rate applicable to the Company's 15% net profits interest was reduced from 50% to 40% effective January 1, 1993 with respect to existing development areas. The 50% tax rate remains effective for areas outside the current development area.

          Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to the deferred tax liability at March 31, 1995 and 1994 relate to the Greece oil and gas property interest.

     (5)  STOCK OPTIONS AND GRANTS


          The Company adopted an incentive plan in June 1976 which reserved 500,000 shares of common stock for stock options and 200,000 shares for stock grants to be awarded to Company officers, directors, and employees, including certain eligible consultants. At March 31, 1995, no stock options or grants were outstanding. At that date, 223,500 shares were available for future stock option awards and 115,626 shares were available for future grants.

     (6)  RELATED PARTY TRANSACTIONS

          The Company provides management services under a cost sharing arrangement to Cordillera Corporation (Cordillera), the beneficial controlling shareholders of the Company, and to San Miguel Valley Corporation (SMVC), an affiliate of Cordillera, under agreements providing for reimbursement of costs for actual time and expenses incurred on Cordillera and SMVC activities. In 1995, 1994, and 1993, such reimbursements amounted to approximately $274,000, $231,000, and $287,000, respectively, which have been included as other revenue in the accompanying statements of operations.

          Cordillera has a defined contribution pension plan covering all qualified employees of the Company. Contributions to the plan are based on a percentage of employee compensation ranging from 6% to 11.7%. During 1995, 1994, and 1993, the Company recorded $27,038,
          $24,607, and $25,270, respectively, as pension expense under this plan.

OCEANIC EXPLORATION COMPANY
AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

-------------------------------------------------------------------------------

     (6)  RELATED PARTY TRANSACTIONS (CONTINUED)

          The Company has a deferred compensation agreement with a former officer entitling this officer to receive $175,000 payable in a maximum of ten equal installments beginning January 1, 1988 or, if such person dies prior to receiving all installments, payable at such time to his beneficiaries to the extent of the remaining balance. Included in accrued expenses is $17,500 which is due January 1, 1996.

          In fiscal 1983, the Board of Directors authorized a bonus of $25,000 to the president of the Company, payable as cash flow permits. The president has not been paid as of March 31, 1995, and the amount is included in accrued expenses in the accompanying balance sheets.

          The Company leases 2,562 square feet of space in an office building owned by Sorrento West Properties, Inc., a company indirectly owned and controlled by an officer and director of the Company. Rent payments were $32,998 for 1995 and $32,152 for 1994. Future minimum lease payments are $27,000 for 1996 and $29,000 for 1997.

                 FINANCIAL STATEMENTS - FOR THE QUARTERLY PERIOD
                               ENDED JUNE 30, 1995


                  OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)


ASSETS


                                                               June 30,                 March 31,
                                                                1995                      1995
                                                            -----------               -----------
Cash                                                       $    190,174                   154,628
Receivables:
  Affiliates                                                      3,439                     2,237
  Other                                                            --                       9,633
                                                            -----------               -----------
                                                                  3,439                    11,870

Prepaid expenses                                                    982                     4,347


Restricted cash                                                    --                      15,629
                                                            -----------               -----------

     Total current assets                                       194,595                   186,474
                                                            -----------               -----------


Oil and gas property
  interests, full-cost method
  of accounting -- Greece                                    39,000,000                39,000,000

Less accumulated amortization,
  depreciation and
  valuation allowance                                       (37,698,409)              (37,629,909)
                                                            -----------               -----------
                                                              1,301,591                 1,370,091
                                                            -----------               -----------

Other assets                                                        615                       757
                                                            -----------               -----------

                                                           $  1,496,801                 1,557,322
                                                            -----------               -----------
                                                            -----------               -----------

                                                     (Continued)

                  OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS, CONTINUED
                                  (UNAUDITED)

LIABILITIES AND
   STOCKHOLDER'S DEFICIT

                                                         June 30,            March 31,
                                                          1995                1995
                                                       -----------         -----------
Current liabilities:
  Notes payable to affiliate (note 2)                 $ 2,000,000           2,000,000
  Accounts payable                                        232,803             181,879
  Accounts payable to affiliates                           60,000              60,000
  United Kingdom taxes payable,
   including accrued interest                             408,958             408,958
  Accrued expenses                                        130,383              90,487
                                                      -----------         -----------

     Total current liabilities                          2,832,144           2,741,324
                                                      -----------         -----------


Deferred income taxes (note 4)                            776,002             808,062

Other noncurrent liabilities                               15,788              15,217
                                                      -----------         -----------
     Total liabilities                                  3,623,934           3,564,603
                                                      -----------         -----------


Stockholders' deficit:
  Common stock, $.0625 par value.
     Authorized 12,000,000 shares;
     issued and outstanding
     3,915,154 shares                                     244,697             244,697
  Capital in excess of par value                            6,665               6,665
  Accumulated deficit                                  (2,378,495)         (2,258,643)
                                                      -----------         -----------

     Total stockholders' deficit                       (2,127,133)         (2,007,281)
                                                      -----------         -----------
Contingencies (note 3)
                                                      $ 1,496,801           1,557,322
                                                      -----------         -----------
                                                      -----------         -----------

See accompanying notes to consolidated financial statements.

                  OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                 Three Months Ended
                                                                      June 30,
                                                           -----------------------------
                                                              1995                1994
                                                           -----------------------------
Revenues:
  Oil and gas sales - Greece (note 3)                     $    --                183,333
  Other                                                     120,164               70,094
                                                           --------             --------
                                                            120,164              253,427
                                                           --------             --------
Costs and expenses:
  Interest and financing costs                               45,222               27,564
  Exploration expenses                                       14,601               38,479
  Amortization and depreciation                              68,500               80,189
  General and administrative                                143,753              152,472
                                                           --------             --------
                                                            272,076              298,704
                                                           --------             --------

       Loss before income taxes                            (151,912)             (45,277)

Provision for income taxes (note 4)                         (32,060)              39,533
                                                           --------             --------

       Net loss                                           $(119,852)             (84,810)
                                                           --------             --------
                                                           --------             --------
 Loss per common share                                    $    (.03)               (0.02)
                                                           --------             --------
                                                           --------             --------

See accompanying notes to consolidated financial statements.

                  OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                    (UNAUDITED)

                                                        Three Months Ended
                                                              June 30,
                                                     --------------------------
                                                       1995             1994
                                                     ---------        ---------
Cash flows from operating activities:
  Net loss                                          $ (119,852)         (84,810)

  Adjustments to reconcile net loss
    to net cash provided by (used in)
    operating activities:
      Amortization and depreciation                     68,500           80,189
      Deferred income tax benefit                      (32,060)         (33,800)
      Decrease (increase) in
        receivables                                      8,431         (103,585)
      Decrease (increase) in
        restricted cash                                 15,629              (87)
      Decrease in prepaid expenses
        and other assets                                 3,507              936
      Increase in accounts payable                      50,924            2,565
      Increase (decrease) in accrued
        expenses                                        39,896          (13,092)
      Increase in other noncurrent
        liabilities                                        571            1,067
                                                     ---------        ---------

        Net cash provided by (used in)
          operating activities                          35,546         (150,617)
                                                     ---------        ---------


Cash flows from financing activities:
  Borrowings from affiliates                              --            200,000
                                                     ---------        ---------

        Net cash provided by financing
          activities                                      --            200,000
                                                     ---------        ---------
        Net increase in cash                            35,546           49,383

Cash at beginning of period                            154,628           48,928
                                                     ---------        ---------

Cash at end of period                               $  190,174           98,311
                                                     ---------        ---------
                                                     ---------        ---------

See accompanying notes to consolidated financial statements.

                  OCEANIC EXPLORATION COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  JUNE 30, 1995

                                   (UNAUDITED)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION
     The consolidated balance sheet as of March 31, 1995, which has been derived from audited statements, and the unaudited interim consolidated financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. In the opinion of management, all adjustments consisting of normal reoccurring accruals have been made which are necessary for the fair presentation of the periods presented. The accounting policies of the Company are set forth in the financial statements and notes thereto and are included in the Company's latest annual report on Form 10-KSB. It is suggested that these consolidated financial statements be read in conjunction with that document.

(2)  NOTES PAYABLE

     Notes payable to affiliate at June 30 and March 31, 1995 represent borrowings under a $2,000,000 line of credit established in favor of the Company by NWO Resources, Inc. (NWO) (an affiliate). The NWO line of credit, which expires January 1, 1996, provides for cumulative draws of up to $2,000,000 with interest payable monthly on the outstanding principal balance at the greater of the U.S. bank prime lending rate or 1 3/4% above the 30-day LIBOR. Borrowings under the line of credit are secured by the Company's 15% net profits interest in the offshore Greece oil and gas properties. As of August 10, 1995, the Company is in default on the line of credit as it has not made its interest payments for May, June and July 1995.

(3)  OIL AND GAS SALES - GREECE

     Effective January 1, 1993, the operator of the Greek properties negotiated an agreement with the Greek government which amended the original license agreement. The amendment provides for a sliding scale for calculating the operator's recoverable costs and expenses and for the calculation of the Greek royalty interest. The working interest owner who has the contractual obligation to the Company for the 15% net profits interest has asserted that the calculation of the amounts due to the Company should be based on the amended agreement with the Greek government. The Company disagrees with this interpretation and has commenced a legal action in Canada seeking a declaration by the Court that amounts due the

Company attributable to its 15% net profits interest be calculated based on the terms of the license agreement before this amendment. The Company is seeking damages of approximately $5,000,000 for the period from January 1, 1993 through March 31, 1994 plus undetermined future damages. While the Company believes it has a reasonable possibility of prevailing in the litigation, the ultimate outcome of the matter cannot presently be determined. Accordingly, no amounts have been recorded in the accompanying financial statements for current revenues or damages, if any, that may ultimately be awarded to the Company.

     In response to the legal action commenced by the Company, the working interest owner has ceased remitting payments to the Company and has filed a counteraction seeking damages in the amount of $4,800,000 plus interest and costs, alleging the Company was overpaid for the period January 1, 1989 through December 31, 1993. As the working interest owner has ceased remitting payments to the Company for its 15% net profits interest, the Company has not recorded any revenues for Greece for the year ended March 31, 1995 or for the quarter ended June 30, 1995. A revenue accrual had been made for the quarter ended June 30, 1994 but was subsequently reversed in the financial statements for the year ended March 31, 1995. While the Company also believes that it will prevail on the counterclaim, the ultimate outcome of that matter likewise cannot be determined. Accordingly, no provision for any liability or loss that may result upon final resolution of the counterclaim has been recognized in the financial statements.

(4)  INCOME TAXES

     Income tax expense (benefit) consists of the following:


                                           Three Months Ended

                                       June 30,          June 30,
                                      ---------------------------
                                        1995               1994
                                      --------           --------
Current:
  Foreign - Greece                  $     --               73,333
                                      --------           --------

    Total current                         --               73,333
                                      --------           --------

Deferred:
  Foreign - Greece                     (32,060)           (33,800)
                                      --------           --------

    Total deferred                     (32,060)           (33,800)
                                      --------           --------

    Total income tax
      expense (benefit)             $  (32,060)            39,533
                                      --------           --------
                                      --------           --------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     NO PERSON IS AUTHORIZED TO GIVE ANY RIGHTS OFFERING INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON SHARES OFFERED BY THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY COMMON SHARES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.



                               ___________________

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
RIGHTS OFFERING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
DETERMINATION OF OFFERING PRICE. . . . . . . . . . . . . . . . . . . . . . .  13
BUSINESS OF THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . .  13
LEGAL PROCEEDINGS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
MARKET FOR COMMON EQUITY . . . . . . . . . . . . . . . . . . . . . . . . . .  21
CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
DIVIDENDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
AVAILABILITY OF OIL AND GAS RESERVE
 INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
OIL AND GAS REVENUE AND COST
 INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
SELECTED FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . . . . . . . .  24
MANAGEMENT DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
DESCRIPTION OF CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . .  28
DIRECTORS AND EXECUTIVE OFFICERS OF
 THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
EXECUTIVE COMPENSATION . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
SECURITY OWNERSHIP OF CERTAIN
 BENEFICIAL OWNERS AND MANAGEMENT. . . . . . . . . . . . . . . . . . . . . .  32
CERTAIN RELATIONSHIPS AND RELATED
 TRANSACTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
INDEMNIFICATION OF OFFICERS AND
 DIRECTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
RIGHTS AND LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . .  36
EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                          -----------------------------
                          -----------------------------


                                 RIGHTS OFFERING

                                6,001,000 Shares

                           OCEANIC EXPLORATION COMPANY

                                  Common Stock

                                $.0625 par value

                              --------------------

                                   PROSPECTUS

                              --------------------

                                 October 6, 1995

                 PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.   INDEMNIFICATION OF DIRECTORS AND OFFICERS
          ------------------------------------------

     Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify its officers, directors, employees and agents (or persons who have served, at the corporation's request, as officers, directors, employees or agents of another corporation) against the expenses, including attorneys' fees, actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors, officers, employees or agents, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceedings, had no reason to believe his conduct was unlawful, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been adjudged to have been liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or any other court in which the suit was brought, shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     The Company's Bylaws provide that the Company shall indemnify its officers and directors to the fullest extent permitted by the Delaware Law.

     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
          --------------------------------------------

      The estimated expenses in connection with this Rights Offering, other than underwriting discounts and commissions, are set forth below:

     Securities and Exchange Commission filing fee . . . . . . . . . . . .$  207
     Blue Sky fees and expenses. . . . . . . . . . . . . . . . . . . . . . 1,000
     Accounting fees and expenses. . . . . . . . . . . . . . . . . . . . .15,000
     Legal fees and expenses . . . . . . . . . . . . . . . . . . . . . . .30,000
     Transfer agent and registrar fees and expenses. . . . . . . . . . . . 1,000
     Printing and electronic transmission expenses . . . . . . . . . . . . 4,700
     Postage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1,000
     Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2,093
                                                                          ------
          Total. . . . . . . . . . . . . . . . . . .  . . . . . . . . . .$55,000
                                                                         -------
                                                                         -------

Item 26.  RECENT SALES OF UNREGISTERED SECURITIES
          ---------------------------------------

     The Company has not sold any securities within the past three years without registration under the Securities Act of 1933.

Item 27.   EXHIBITS
           --------

 Exhibit Number
---------------

 4     Form of Subscription Agreement.*

 5     Opinion of Ballard Spahr Andrews & Ingersoll.*

 3.1 Restated Certificate of Incorporation of Oceanic Exploration Company, filed August 4, 1969.(1)

 3.2   Certificate of Increase, filed July 26, 1971.(1)

 3.3   Certificate of Amendment, filed July 26, 1971.(1)

 3.4   Certificate of Correction, filed August 20, 1971.(1)

 3.5   Second Certificate of Correction, filed February 22, 1972.(1)

 3.6   Certificate of Amendment, filed February 22, 1972.(1)

 3.7   Certificate of Determination of Preferences, dated April 27, 1972.(1)

 3.8 Tenth Amended Bylaws of Oceanic Exploration Company adopted by the Board of Directors on November 6, 1981.(2)

10.1 Memorandum of Agreement dated June 30, 1976 between Oceanic Exploration Company and Denison Mines Limited.(3)

10.2   Letter Agreement dated July 28, 1976 amending Agreement of June 30,
       1976.(3)

--------------------
*      Attached hereto.

(1) This exhibit is incorporated by reference to the exhibits filed with respect to the Company's Report on Form 10-K for the period ended September 30, 1980.

(2) This exhibit is incorporated by reference to the exhibits filed with respect to the Company's Form 8 (Amendment No. 1 to Report on Form 10-K for the period ended September 30, 1981,) dated June 1, 1982.

(3) This exhibit is incorporated herein by reference to the exhibits filed with respect to the Company's Report on Form 10-K for the period ended September 30, 1976.

Exhibit Number
--------------

10.3 Memorandum of Agreement, dated August 27, 1976 amending Agreement of June 30, 1976.(3)

10.4   Oil Payment and Net Earnings Interest Agreement, dated August 30, 1976.*

10.5 Farm-out Agreement with Enterprise Oil Exploration Limited and NMX Resources (Overseas) Limited dated September 22, 1989.(4)

10.6 Letter Agreement with Enterprise Oil Exploration Limited and NMX Resources (Overseas) Limited dated September 22, 1989.(4)

10.7 Letter of Indemnification with Enterprise Oil Exploration Limited and NMX Resources (Overseas) Limited dated September 22, 1989.(4)

10.8 Agreement for Study and Petroleum Evaluation of the South East Area of Bolivia, dated May 11, 1992.*

10.9   Management Agreement with Cordillera Corporation dated January 1,
       1990.(4)

10.10 Management Agreement with San Miguel Valley Corporation dated January 1, 1990.(4)

10.11 Office Building Lease with Sorrento West Properties, Inc. dated March 1, 1991.(4)

10.12  Addendum to Office Building Lease dated March 1, 1994.(4)

10.13  Promissory Note with NWO dated June 15, 1994.(4)

10.14  Promissory Note with NWO dated July 18, 1994.(4)

10.15  Security Agreement in favor of NWO dated July 27, 1994.(4)

--------------------
*      Attached hereto.

(3) This exhibit is incorporated herein by reference to the exhibits filed with respect to the Company's Report on Form 10-K for the period ended September 30, 1976.

(4) This exhibit is incorporated herein by reference to the exhibits filed with respect to the Company's Report on Form 10-KSB for the period ended March 31, 1995.

Exhibit Number
--------------

10.16  Promissory Note with NWO dated September 22, 1994.(4)

10.17  Promissory Note with NWO dated December 15, 1994.(4)

10.18  Promissory Note with NWO dated January 1, 1995.(4)

10.19  Promissory Note with NWO dated February 15, 1995.(4)

10.20  Modification Agreement with NWO dated September 19, 1995.*

10.21  First Amendment to Security Agreement with NWO dated September 19, 1995.*

10.22 Letter dated August 22, 1995 from International Hydrocarbons regarding purchase of unsubscribed stock in rights offering.*

23.1   Consent of KPMG Peat Marwick LLP.*

24.2 Consent of Ballard Spahr Andrews & Ingersoll (included in its opinion filed as Exhibit 5).

24     Power of Attorney (included on signature pages to this Registration
       Statement).

------------------
*      Attached hereto.

(4) This exhibit is incorporated herein by reference to the exhibits filed with respect to the Company's Report on Form 10-KSB for the period ended March 31, 1995.

Item 28.  UNDERTAKINGS
          ------------

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to its Certificate of Incorporation, as amended, its Bylaws, as amended or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on October 6, 1995.

                              OCEANIC EXPLORATION COMPANY


                              By:  /s/ Charles N. Haas
                                 ---------------------------
                                  Charles N. Haas
                                  President


          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles N. Haas and Diana J. Peters and each or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date stated.

Signature                          Title                    Date
---------                          -----                    ----


/s/ Charles N. Haas                President and            October 5, 1995
------------------------------     Director
                                   (Principal
                                   Executive Officer)


/s/ Diana J. Peters                Treasurer (Principal     October 6, 1995
------------------------------     Financial Officer and
Diana J. Peters                    Principal Accounting
                                   Officer)

/s/ James N. Blue                  Chairman of the          October 3, 1995
------------------------------     Board of Directors
James N. Blue                      and Chief Executive
                                   Officer

/s/ John L. Redmond                Vice President -         October 3, 1995
------------------------------     International
John L. Redmond                    Exploration and
                                   Director

/s/ Sidney H. Stires               Director                 October 3, 1995
------------------------------
Sidney H. Stires

/s/ Gene E. Burke, M.D.            Director                  October 2, 1995
------------------------------
Gene E. Burke, M.D.

                                  EXHIBIT INDEX

Exhibit
Number         Description of Exhibit
------         ----------------------

 4      Form of Subscription Agreement.*

 5      Opinion of Ballard Spahr Andrews & Ingersoll.*

 3.1 Restated Certificate of Incorporation of Oceanic Exploration Company, filed August 4, 1969.(1)

 3.2    Certificate of Increase, filed July 26, 1971.(1)

 3.3    Certificate of Amendment, filed July 26, 1971.(1)

 3.4    Certificate of Correction, filed August 20, 1971.(1)

 3.5    Second Certificate of Correction, filed February 22, 1972.(1)

 3.6    Certificate of Amendment, filed February 22, 1972.(1)

 3.7    Certificate of Determination of Preferences, dated April 27, 1972.(1)

 3.89 Tenth Amended Bylaws of Oceanic Exploration Company adopted by the Board of Directors on November 6, 1981.(2)

10.1    Memorandum of Agreement dated June 30, 1976 between
        Oceanic Exploration Company and Denison Mines Limited.(3)

------------
*       Attached hereto.

(1) This exhibit is incorporated by reference to the exhibits filed with respect to the Company's Report on Form 10-K for the period ended September 30, 1980.

(2) This exhibit is incorporated by reference to the exhibits filed with respect to the Company's Form 8 (Amendment No. 1 to Report on Form 10-K for the period ended September 30, 1981) dated June 1, 1982.

(3) This exhibit is incorporated herein by reference to the exhibits filed with respect to the Company's Report on Form 10-K for the period ended September 30, 1976.

Exhibit
Number         Description of Exhibit
------         ----------------------

10.2 Letter Agreement dated July 28, 1976 amending Agreement of June 30, 1976.(3)

10.3    Memorandum of Agreement, dated August 27, 1976
        amending Agreement of June 30, 1976.(3)

10.4 Oil Payment and Net Earnings Interest Agreement, dated August 30, 1976.*

10.5 Farm-out Agreement with Enterprise Oil Exploration Limited and NMX Resources (Overseas) Limited dated
        September 22, 1989.(4)

10.6 Letter Agreement with Enterprise Oil Exploration Limited and NMX Resources (Overseas) Limited dated
        September 22, 1989.(4)

10.7    Letter of Indemnification with Enterprise Oil Exploration
        Limited and NMX Resources (Overseas) Limited dated
        September 22, 1989.(4)

10.8    Agreement for Study and Petroleum Evaluation of the
        South East Area of Bolivia, dated May 11, 1992.*

10.9 Management Agreement with Cordillera Corporation dated January 1, 1990.(4)

10.10 Management Agreement with San Miguel Valley Corporation dated January 1, 1990.(4)

10.11   Office Building Lease with Sorrento West Properties, Inc.
        dated March 1, 1991.(4)
---------------------
*       Attached hereto.

(3) This exhibit is incorporated herein by reference to the exhibits filed with respect to the Company's Report on Form 10-K for the period ended September 30, 1976.

(4) This exhibit is incorporated herein by reference to the exhibits filed with respect to the Company's Report on Form 10-KSB for the period ended March 31, 1995.

Exhibit
Number         Description of Exhibit
------         ----------------------

10.12   Addendum to Office Building Lease dated March 1, 1994.(4)

10.13   Promissory Note with NWO dated
        June 15, 1994.(4)

10.14   Promissory Note with NWO dated
        July 18, 1994.(4)

10.15   Security Agreement in favor of NWO
        dated July 27, 1994.(4)

10.16   Promissory Note with NWO
        dated September 22, 1994.(4)

10.17   Promissory Note with NWO
        dated December 15, 1994.(4)

10.18   Promissory Note with NWO
        dated January 1, 1995.(4)

10.19   Promissory Note with NWO
        dated February 15, 1995.(4)

10.20   Modification Agreement with NWO
        dated September 19, 1995.*

10.21 First Amendment to Security Agreement with NWO dated September 19, 1995.*

10.22   Letter dated August 22, 1995 from International
        Hydrocarbons regarding purchase of unsubscribed stock in rights offering.*

---------------------
*       Attached hereto.

(4) This exhibit is incorporated herein by reference to the exhibits filed with respect to the Company's Report on Form 10-KSB for the period ended March 31, 1995.

Exhibit
Number         Description of Exhibit
------         ----------------------


23.1    Consent of KPMG Peat Marwick LLP.*

24.2 Consent of Ballard Spahr Andrews & Ingersoll (included in its opinion filed as Exhibit 5).

24 Power of Attorney (included on signature pages to this Registration Statement).

------------

*       Attached hereto.